                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

    [X]  Preliminary proxy statement
    [ ]  Definitive proxy statement
    [ ]  Definitive additional materials
    [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              OUTLOOK INCOME FUND 9
                (Name of Registrant as Specified in Its Charter)

                              OUTLOOK INCOME FUND 9
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transactions applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

    (4) Proposed maximum aggregate value of transaction:

    (5) Total Fee paid:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the filing by registration statement number, or the form or schedule and the date of its filing.

                       [LETTERHEAD OUTLOOK INCOME FUND 9]

            , 1997

Dear limited partners:

     The General Partners of your Partnership would like to sell the Partnership's assets, distribute the cash proceeds to the partners, and close up the Partnership. In order to take these actions, it requires a majority vote of the limited partners. In order to solicit your vote, the law requires that we provide you with a disclosure document called a Consent Solicitation Statement, which is enclosed. Also enclosed is a Consent Form which we ask that you complete and return to us.

     The Partnership has recently sold one of its properties and now owns two properties and a promissory note receivable. If this proposal is approved, one property would be sold to the operating partnership of a real estate investment trust which is affiliated with the Partnership's General Partners, one property would be sold to another entity that is also affiliated with the Partnership's General Partners and the note receivable would be sold to an unaffiliated third party. Although no fairness opinion has been sought in connection with the proposal as a whole, the sale of each of the two properties to affiliates of the General Partners would be for a cash price equal to 100% of appraised value, and the Partnership would not be required to pay any commissions to either the General Partners or any broker.

     The proposal would also authorize an amendment to the Partnership's partnership agreement allowing the sale of property to an affiliate of the General Partners, as well as the dissolution and liquidation of the Partnership.

     The General Partners estimate that when the Partnership dissolves it will be able to make a final cash distribution to the limited partners of approximately $0.18 per limited partnership unit, although a distribution of this amount cannot be assured. This value is higher than the estimated value of $0.11 per unit contained in the Partnership's most recent annual report, as a result of appreciation in the values of the two properties to be sold. This estimated final distribution is discussed more fully in the Consent Solicitation Statement under the caption "LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS."

     TO AVOID THE SIGNIFICANT EXPENSE TO BOTH THE PARTNERSHIP AND ITS LIMITED PARTNERS, OF OPERATING AS AN ONGOING ENTITY DURING 1998, INCLUDING, AMONG OTHER THINGS, THE PROCESSING OF INCOME TAX RETURNS, K-1'S AND PERIODIC REPORTING UNDER THE SECURITIES LAWS, THE GENERAL PARTNERS BELIEVE IT IS IN THE BEST INTERESTS OF THE PARTNERSHIP TO CONCLUDE THE LIQUIDATION OF THE PARTNERSHIP PRIOR TO JANUARY 1, 1998.

     Please mark the appropriate box on the Consent Form, and complete, sign and date the Consent Form and return it to the Partnership in the enclosed self-addressed envelope, by mail, overnight courier or fax at the address or fax number shown below. THE DEADLINE FOR VOTING IS 5:00 P.M., PACIFIC TIME, ON
[          ], 1997, which may be extended by the General Partners. You may revoke your Consent Form at any time until that date, but not thereafter.

     This letter merely summarizes certain of the terms of the proposal, and is qualified by more complete information set forth in the Consent Solicitation Statement; accordingly, you are urged to read the enclosed Consent Solicitation Statement in its entirety. If you have questions or need assistance or additional copies of the solicitation documents, please contact the General Partners at the Partnership's principal executive office at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708; Telephone Number: (800) 788-6232; Fax Number: (415) 343-8379.

                                          Sincerely,

                                          OUTLOOK INCOME FUND 9

                                          By: Glenborough Corporation,
                                              Managing General Partner

                                            By:
                                            ------------------------------------
                                                Andrew Batinovich, Chairman

                                          By:
                                          --------------------------------------
                                                    Robert Batinovich
                                                    Co-General Partner

                             OUTLOOK INCOME FUND 9

                         CONSENT SOLICITATION STATEMENT

                                  INTRODUCTION

     This Consent Solicitation Statement ("Statement") is being furnished by Glenborough Corporation, the managing general partner, and Robert Batinovich, co-general partner (the "General Partners"), of Outlook Income Fund 9, a California limited partnership (the "Partnership"). It is being furnished to individuals who are limited partners of the Partnership as reflected on the
Partnership's records as of             , 1997 (the "Record Date").

     This Statement relates to the solicitation ("Solicitation") of consents by the General Partners for the Sale, the Amendment and the Liquidation, all as described below (collectively, the "Proposal"):

          (i) the proposed sale of Bryant Lake Business Center ("Bryant Lake") to an affiliate of the General Partners, namely Glenborough Properties, L.P. ("GPL"), the operating partnership of Glenborough Realty Trust Incorporated ("GLB"), pursuant to an Agreement of Purchase and Sale attached hereto (excluding schedules and exhibits) as Annex A (the "Bryant Lake Purchase Agreement");

          (ii) the proposed sale of Country Suites by Carlson Hotel ("Country Suites Tempe") to an entity (the "Hotel Entity") affiliated with the General Partners, pursuant to an Agreement of Purchase and Sale attached hereto (excluding schedules and exhibits) as Annex B (the "Country Suites Tempe Purchase Agreement");

          (iii) the proposed sale of the $2,000,000 note receivable (the "Note Receivable") to Wells Fargo Bank, N.A. ("Wells Fargo Bank"), an unaffiliated third party;

          (iv) an amendment to the Partnership Agreement (the "Amendment") to allow the sale of property to affiliates of the General Partners; and

          (v) the dissolution and liquidation of the Partnership (the "Liquidation").

     THE GENERAL PARTNERS RECOMMEND THAT LIMITED PARTNERS CONSENT TO THE PROPOSAL, WHICH INCLUDES ALL FIVE COMPONENTS DESCRIBED ABOVE IN A SINGLE PROPOSAL AND NOT AS SEPARATE PROPOSALS.

     As used herein, the "Properties" refers to Bryant Lake and Country Suites Tempe, the "Sale" refers to the sale of the Properties and the Note Receivable, and the "Purchase Agreements" refers to the Bryant Lake Purchase Agreement and the Country Suites Tempe Purchase Agreement.

     The Proposal involves certain conflicts of interest that will arise because GLB, which owns a 1% general partnership interest and an approximate 92% limited partnership interest in GPL, is an affiliate of the General Partners; and Robert Batinovich, co-general partner of the Partnership, is an officer, director and major stockholder of GLB and owns an approximately 0.1% limited partnership interest in GPL. In addition, the acquiror of Country Suites Tempe is also an affiliate of the General Partners. See "INTERESTS OF GENERAL PARTNERS IN PROPOSAL; CONFLICT OF INTERESTS." In recognition of these conflicts of interest, the General Partners have retained the national law firm of Orrick, Herrington & Sutcliffe LLP, to represent the Partnership and review the Solicitation materials. Orrick, Herrington & Sutcliffe LLP maintains an active practice in a variety of areas including real estate and securities law, and has never represented Glenborough or any affiliate of Glenborough.

     The Partnership has recently sold the Lake Mead Estates Apartments to an unaffiliated third party, and has recently concluded negotiations for the sale of the Note Receivable to Wells Fargo Bank. After consummation of the Sale, and satisfaction of the Partnership's obligations, the Partnership intends to liquidate and distribute to its partners the net proceeds of such transactions together with the Partnership's remaining cash reserves (estimated at a maximum distributable amount of approximately $6.6 million). By dividing this amount by the number of limited partnership units issued and outstanding ("Units") as of the Record Date, the General Partners currently estimate that such distribution will equal approximately $0.18 per Unit. There can, however, be no assurance that this will be the actual amount distributed to limited partners. See the discussion under the caption entitled "LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS."

     This Statement and the enclosed Consent Form are being first mailed to
limited partners of the Partnership on or about             , 1997. The General
Partners do not intend to call a meeting of the Partnership in connection with the Proposal, and instead are relying on provisions of the California Revised Uniform Limited Partnership Act that permit the use of written consents for actions such as the Proposal.

     This Statement, including the Purchase Agreements attached hereto, contains important information which should be read before any decision is made with respect to the Solicitation. All statements in this Statement are qualified in their entirety by reference to the Purchase Agreements. Limited partners are urged also to read the text of the Purchase Agreements.

     THIS SOLICITATION FOR CONSENT FORMS WILL EXPIRE AT 5:00 P.M. PACIFIC TIME,
ON             , 1997 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE GENERAL
PARTNERS IN THEIR SOLE DISCRETION TO A DATE NOT LATER THAN             , 1997.
CONSENT FORMS MAY BE REVOKED AT ANY TIME UNTIL THE EXPIRATION DATE, BUT MAY NOT BE REVOKED THEREAFTER.

     Questions and requests for assistance or additional copies of the Solicitation documents may be directed to the General Partners at the Partnership's principal executive office at 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708; Telephone Number: (800) 788-6232; Fax
Number: (415) 343-8379.

                              SUMMARY OF PROPOSAL

WHAT IS BEING PROPOSED?

     Sale and liquidation of all Partnership assets, dissolution of the Partnership, and distribution of the cash proceeds to the limited partners. Although no fairness opinion has been obtained for the Proposal as a whole, the Partnership's Properties would be sold to affiliates of the General Partners for cash at a price equal to the appraised fair market value of each of the Properties and without payment of brokerage commissions. The Note Receivable would be sold to an unaffiliated third party.

WHY IS THE PROPOSAL BEING MADE?

     The Partnership has reached the end of its original anticipated holding period, most of the Partnership's debts, including the notes issued by the Partnership at its formation, are nearing their maturity, and the portfolio has decreased to a level at which the General Partners believe it is too small to support the costs of administering the Partnership.

WHAT ARE THE INCOME TAX CONSEQUENCES OF THE PROPOSAL?

     It is anticipated that, for every $1.00 limited partner Unit, there will be
(i) a current year loss from operations equal to approximately $0.036 (which loss will occur regardless of whether the Proposal is approved), (ii) a gain from the sale of assets equal to approximately $0.05, and (iii) for limited partners who purchased their Units at the formation of the Partnership, a capital loss of $0.141. A limited partner who purchased his or her Units at the formation of the Partnership and who has no other taxable income or loss from unrelated investments would thus incur approximately $0.036 of ordinary income loss, and $0.091 of capital loss, per Unit, assuming the distribution of proceeds from the Liquidation occurs in the year of the Sale.

HOW WILL THE PARTNERSHIP'S SPECIFIC ASSETS BE DISPOSED OF?

                                                        ESTIMATED
                                                           NET
     ASSET           DISPOSITION         PRICE         PROCEEDS(1)              STATUS
----------------    -------------    -------------    -------------    -------------------------
Bryant Lake         Sale to GPL,     $9,400,000,      $3,721,000.      Sale is firm, has no due
Business Center     which is         equal to 100%    No sales fee     diligence contingencies,
                    affiliated       of MAI           is being         and will close within 5
                    with the         appraised        charged.         days following approval
                    General          value                             of Solicitation
                    Partners
Country Suites      Sale to the      $6,400,000,      $2,090,000.      Sale is firm, has no due
Hotel, Tempe        Hotel Entity,    equal to 100%    No sales fee     diligence contingencies,
                    which is         of MAI           is being         and will close within 5
                    affiliated       appraised        charged.         days following approval
                    with the         value                             of Solicitation
                    General
                    Partners
Note Receivable     Sale to Wells    $1,810,000       $1,810,000.      Sale is firm, has no due
                    Fargo Bank,                       No sales fee     diligence contingencies,
                    N.A.                              is being         and will close within 5
                                                      charged.         days following approval
                                                                       of Solicitation

---------------

(1) After deduction of mortgage debt and estimated transaction expenses, but before payment of unsecured participating promissory notes.

HOW MUCH CASH WILL BE DISTRIBUTED TO THE LIMITED PARTNERS?

     The anticipated net proceeds from the sales described above and the recently completed sale of Lake Mead Estates are approximately $8.5 million. In addition, the Partnership is expected to have approximately $824,000 in cash and other liquid assets, after an allowance for the costs of this Solicitation and of liquidation.

The Partnership has repurchased most of the notes it sold to the public when the Partnership was originally formed (the "Formation Notes"). Upon the sale of the Partnership's real estate assets, the remaining holders of Formation Notes are entitled to receive the original principal amounts of the Formation Notes they own together with all accrued interest thereon. The amount payable on such remaining Formation Notes is expected to be approximately $2.9 million. After repayment of such Notes, it is anticipated that the remaining cash proceeds, estimated at approximately $6.6 million, will be available to be distributed to the partners in the Partnership, including 1% to the General Partners. There can, however, be no assurances that this will be the actual amount distributed to the partners. Based on 35,727,572 Units outstanding, the amount available for distribution to the limited partners equates to approximately $0.18 per Unit.

WHAT ARE THE BENEFITS AND DETRIMENTS OF THE PROPOSAL TO THE LIMITED PARTNERS AND THE GENERAL PARTNERS?

     Benefits to Limited Partners: (i) Liquidation of their investment substantially within the Partnership's original anticipated holding period; (ii) liquidation of the Properties at 100% of appraised value without reduction for brokerage commissions and without continuing exposure under any representations and warranties with respect to the Properties, which likely would be required in a sale to an unaffiliated third party; (iii) discontinuation of the accrual of interest on the outstanding Formation Notes that otherwise would occur if the Partnership continued to hold its Properties; (iv) the incurrence for tax purposes of a reportable loss of initial investment which may be used by the limited partners to offset passive and non-passive income, and (v) elimination of K-1s.

     Detriments to Limited Partners: The risks that (i) if the Properties were held for a longer period of time they might continue to appreciate, and (ii) if the Properties were marketed to unaffiliated third parties they might generate higher net cash proceeds than the proposed sales to GPL and the Hotel Entity.

     Benefits to General Partners: (i) Receipt of approximately $66,000 in liquidating distributions; (ii) purchase of the Properties, which have the potential to appreciate, by affiliates of the General Partners without competitive offers or a fairness opinion; (iii) the release of guarantees provided by Robert Batinovich for certain standard nonrecourse carve-outs in connection with certain mortgage financing; and (iv) realization by certain affiliates of the General Partners as Unit holders of a profit of approximately $185,000.

     Detriments to General Partners: (i) Termination of substantial ongoing asset management and property management fees; and (ii) lack of receipt by the General Partners of any transaction fees in connection with the Sale, as compared to approximately $500,000 of transaction fees to which the General Partners would be entitled under the Partnership Agreement if these assets were sold to an unaffiliated third party.

WHAT HAPPENS IF THE PROPOSAL IS NOT APPROVED?

     If the Proposal is not approved by the limited partners, the General Partners intend to continue to operate the Partnership until a new plan of liquidation is proposed.

                    BACKGROUND AND REASONS FOR LIQUIDATION;
                        GENERAL PARTNERS' RECOMMENDATION

     The General Partners recommend that the Proposal be approved by the limited partners. The General Partners recommend such approval because: (a) each of the Partnership's Properties would be sold for an all-cash price equal to its appraised fair market value, without the payment of a commission and without continuing exposure under any representations and warranties; (b) the General Partners believe the aggregate purchase price and terms for the Sale are fair to the Partnership; (c) the initial anticipated time period in which the Partnership would hold the Properties has expired; (d) the Partnership's high administrative costs and diminishing asset base have made it expensive to continue its operations, as the Partnership's asset base has become too small for the Partnership to be financially viable as a public partnership; and (e) many of the limited partners have consistently expressed a desire to liquidate their investments. The foregoing are the principal factors taken into consideration by the General Partners in making the Proposal, in deciding that the Partnership should not incur the expense of a fairness opinion in connection with the Proposal, and in recommending that limited partners consent to the Proposal.

BACKGROUND OF THE PROPOSAL

  Formation of the Partnership

     The Partnership was organized in 1986 by August Financial Corporation ("August Financial"), a subsidiary of Glendale Federal Bank ("Glenfed"). Neither August Financial nor Glenfed has ever been affiliated with Glenborough Corporation or Robert Batinovich. At its inception in 1986, the Partnership raised approximately $35.7 million through the sale of Units, and approximately $5.2 million through the issuance of the Formation Notes to public investors. The Formation Notes bear interest at a simple annual rate of 12%, but do not require any payments of interest or principal prior to maturity except in connection with the sale of Partnership properties. As a result, interest is deferred and accrued, so that the total outstanding balance of the remaining Formation Notes (including principal and deferred interest) has increased to more than twice their original principal amount.

     The offering prospectus distributed in connection with the formation of the Partnership stated that the Partnership is "intended to be self-liquidating in nature," and that the then general partner "intends to sell or refinance each property approximately two years prior to the maturity of the [Formation] Notes and of any third party zero coupon financing." Such anticipated maturities varied from seven to eleven years, and thus the corresponding anticipated period for sale or refinance of the properties ranged from five to nine years. As of the Record Date, the Partnership had owned Bryant Lake for approximately 9.5 years, and Country Suites Tempe for approximately 9 years.

  Original Investment Strategy

     The Partnership's original plan was to pay 9% annual distributions to the limited partners. The primary sources for these distributions were to be income guarantees given by sellers of properties to the Partnership to maintain property income at a high level while the properties were in their start-up phase and deferred interest debt that allowed the Partnership to use borrowed money without making current loan payments. Thus, the income guarantees subsidized the property income, and the deferred interest debt allowed distribution of cash flow that would normally have been applied to loan payments. By using these techniques, the Partnership was able to pay distributions at a high level with the anticipation that the increase in actual cash flow and property values would be sufficient so that, (i) when the income guarantees and interest deferrals expired, the properties' cash flow would have increased and, therefore, would be sufficient to cover the new loan payments without reducing distributions, and (ii) when the properties were sold, their value would have increased enough to absorb the higher mortgage balance without eroding the original equity.

     The Partnership's original plan was unsuccessful, primarily as a result of the nationwide decline in real estate market conditions that began in the late 1980's and lasted well into the 1990's. When the income guarantees expired, the actual cash flow generated by the properties was materially less than had been paid under the income guarantees. This shortfall in actual cash flow not only materially reduced most of the

Partnership's net cash flow, but also caused property values to significantly drop from their purchase prices, which were based in part on the level of income attributable to the income guarantees. The increasing deferred interest debt and the eroding property values have reduced the value of the Partnership's equity. As a result of these factors, the Partnership has lost two properties to foreclosure (Regency Residence in 1995 and Country Suites Memphis in 1997) and, except for the Partnership's Formation Notes repurchase program discussed below, would have suffered virtually a total loss of equity in its remaining properties.

  Substitution of Glenborough Corporation and Robert Batinovich as General Partners

     As noted above, the Partnership was formed by an affiliate of Glenfed. Due to changes in the economic and regulatory environment applicable to savings and loan associations in the late 1980's, Glenfed adopted a comprehensive strategic plan to refocus its efforts on its savings and loan activities and eliminate unrelated lines of business. As part of this plan, in June of 1989 the Partnership's original general partners entered into certain agreements with Glenborough Corporation's predecessor-in-interest to manage the affairs of certain partnerships (the "Outlook Partnerships") organized by August Financial, including the Partnership. Under these agreements, Glenborough Corporation's predecessor-in-interest agreed to perform most of the general partner functions for the Outlook Partnerships, and after a period of time to solicit the limited partners of the Outlook Partnerships to approve the substitution of Glenborough Corporation (then known as Glenborough Realty Corporation) and Robert Batinovich as the new general partners of the Outlook Partnerships. In 1992, the limited partners of the Partnership were solicited for their consent to the substitution of Glenborough Corporation and Robert Batinovich as General Partners. A majority of the limited partners approved the substitution on May 8, 1992.

  Repurchase of Formation Notes

     In an effort to preserve Partnership equity, beginning in 1993 the General Partners conceived and implemented a strategy in which the Partnership offered to repurchase the Formation Notes from noteholders for a cash price discounted from the combined principal and accrued interest. In three separate series of repurchases, the Partnership repurchased approximately 72% of the Formation Notes at discounted prices. The cost of these repurchases was financed primarily with Partnership borrowings made possible by the willingness of the Partnership's individual Co-General Partner, Robert Batinovich, to provide limited guarantees to the lenders. The remaining Formation Notes mature on December 31, 1997, subject to the right of the Partnership to extend such maturity to December 31, 1998.

     As is shown in the following table, the estimated amount available for distribution to limited partners as a result of the Formation Notes repurchase program is $0.18 per Unit, as compared with $0.091 if the Formation Notes repurchase program had not been carried out, an increase of approximately 97%. This comparison is presented for historical and informational purposes only, and is not relevant to a decision to approve the Proposal. Some of the amounts shown in the table are estimates and are subject to change, and there can be no assurance that such amounts will actually be realized. Further, there can be no assurance that a distribution of $0.18 per Unit will be the actual amount distributed to the limited partners.

                                                            WITHOUT REPURCHASE      WITH REPURCHASE
                                                            OF FORMATION NOTES     OF FORMATION NOTES
                                                            ------------------     ------------------
Value of Real Estate (including the Note Receivable)......     $ 17,610,000           $ 17,610,000
Title Insurance, Security Deposits and Other Closing
  Costs(1)................................................         (107,000)              (107,000)
Mortgage Debt.............................................       (7,660,000)            (7,660,000)
Debt incurred to finance repurchase of notes..............               NA             (2,221,000)
Payoff of Formation Notes.................................      (10,083,000)            (2,870,000)
Partnership's Net Other Assets............................        3,533,000(2)           1,743,000
                                                               ------------           ------------
Amount Available for Distribution.........................     $  3,293,000           $  6,495,000
Distribution to General Partners(1%)......................          (32,930)               (64,950)
Amount Available for Distribution to limited partners.....     $  3,260,070           $  6,431,050
Number of Limited Partner Units...........................       35,727,572             35,727,572
Distribution per Limited Partner Unit.....................     $      0.091           $      0.180
Distributions with Repurchase compared with Distributions
  without Repurchase......................................               --                 197.2%

---------------

(1) All amounts represent out-of-pocket costs paid or credited to third parties. No sales fee or other charges are payable to the General Partners.

(2) Includes approximately $1.8 million spent by the Partnership on repurchases of Formation Notes, that otherwise would be included in the Partnership's net other assets had the Formation Notes not been repurchased.

  Sale of Lake Mead

     On June 17, 1997, the Partnership completed the sale of Lake Mead Estates, a 160-unit apartment complex in Las Vegas, Nevada, to an unaffiliated third party purchaser for a sale price of $4.9 million. The sale price was determined based on arms' length negotiations. Net proceeds from the sale, after costs of sale and deduction of mortgage debt, were approximately $919,000.

  Foreclosure of County Suites Memphis

     The value of the property formerly owned by the Partnership known as Country Suites Memphis was less than the property's mortgage debt, and on April 4, 1997, the mortgage lender foreclosed on this property.

  Alternatives Considered by General Partners

     One of the factors considered by the General Partners in recommending the liquidation and dissolution of the Partnership is the approaching maturity of the Formation Notes. Although it may be possible to refinance the remaining Formation Notes and continue the operation of the Partnership and its assets, the General Partners have rejected this approach because (i) the Partnership has already exceeded its original anticipated holding period, and (ii) the General Partners believe that the Partnership's assets are already mortgaged to a level at which additional mortgage debt could not be readily obtained at acceptable rates.

     The General Partners also considered a variety of alternative strategies involving transfer of the Partnership's remaining assets to an unaffiliated third party. However, the General Partners concluded that all such alternatives would have entailed a number of disadvantages in comparison to the proposed Sale to GPL and the Hotel Entity, each at 100% of appraised value with no reduction for brokerage commissions, including but not limited to the following factors:

          (i) The risk that an anticipated sale to an unaffiliated buyer would not be completed due to such buyer's due diligence analysis or inability to obtain acquisition financing.

          (ii) Contingent liability under representations and warranties that would be required by unaffiliated purchasers. For example, in order to complete the sale of Lake Mead Estates, the Partnership was required to provide substantial representations and warranties with respect to a wide variety of matters, including the property's physical condition, financial performance, and compliance with building codes and other laws. No such representations or warranties are being provided in connection with the proposed sale of Bryant Lake and Country Suites Tempe.

          (iii) Partnership administration costs during a potentially longer liquidation period.

     The General Partners also considered pursuing a possible contribution of the remaining assets to the operating partnership of another existing REIT for partnership units on a tax-deferred basis. The General Partners concluded, however, that such an approach would not be justified for tax deferral reasons because for most limited partners the proposed all cash sale will not generate any tax liability. Further, the General Partners concluded that in addition to the disadvantages described above, such approach would not provide the level of liquidity offered by the Sale and would likely entail significant additional costs.

     Other alternatives that the General Partners could have pursued included possible merger with another partnership. However, the General Partners concluded that, in addition to the disadvantages noted above, all such other alternatives are either (i) impractical given the Partnership's small asset base and high level of debt, or (ii) materially inferior to the Proposal with regard to the net cash proceeds from liquidation, as well as the speed and certainty with which such cash proceeds can be distributed to the Partnership's limited partners.

REASONS FOR THE PROPOSED SALE

     A sale of the Partnership's remaining Properties and liquidation of the Partnership at this time would be consistent with statements contained in the Prospectus issued in connection with the original sale of Units, to the effect that the Partnership is "intended to be self-liquidating in nature," and that the then general partner "intends to sell or refinance each property approximately two years prior to the maturity of the [Formation] Notes and of any third party zero coupon financing." Such anticipated maturities varied from seven to eleven years, and thus the corresponding anticipated period for sale or refinance of the properties ranged from five to nine years. As of the Record Date, the Partnership had owned Bryant Lake for approximately 9.5 years, and Country Suites Tempe for approximately 9 years. Moreover, the Formation Notes mature on December 31, 1997, subject to the right of the Partnership to extend such maturity to December 31, 1998. Without such extension, all monies owed under the Formation Notes will become due on December 31, 1997, and the Partnership would have to borrow funds in order to retire the Formation Notes.

     Although the markets in which the Partnership's remaining Properties operate and real estate markets in general have improved, it should be noted that real estate markets have historically been volatile, with significant declines in value that commenced in the late 1980's and continued through the first half of the 1990's. Within the last year, Country Suites Tempe and Bryant Lake have enjoyed substantial appreciation in value. However, it is impossible to predict whether or not the Properties will maintain their value or further appreciate or whether they will experience a decline in value.

     The General Partners believe the proposed sale of Bryant Lake and Country Suites Tempe to affiliates of the Partnership's General Partners is desirable for the following reasons:

          (i) The aggregate price to be paid by GPL and the Hotel Entity for the proposed Sale is equal to 100% of the appraised value of Bryant Lake and Country Suites Tempe, but the Partnership will not have to pay any sales fees or commissions. By contrast, in a sale to a third party, the Partnership would likely pay commissions (including fees to the General Partners) of between 2% and 4%, which would represent a reduction in net proceeds to the Partnership of between $316,000 and $632,000.

          (ii) Of the Partnership's total debt of approximately $13.1 million as of June 30, 1997, (itemized below), almost $7.2 million will mature, with no remaining extension options, on or before March 31, 1999:

      AMOUNT                    DEBT                                   MATURITY
    ----------     -------------------------------    ------------------------------------------
    $2,870,000     Formation Notes                    12/31/97, subject to 1-year extension,
                                                      accrues interest at 1% per month
    $4,300,000     Country Suites Tempe Mortgage      3/31/99
    $5,881,000     Bryant Lake Mortgage               10/1/2015

          (iii) The Partnership will receive all cash, and will not be required to carry back any mortgage debt to facilitate the Sale;

          (iv) Unlike a sale to an unaffiliated third party, which would require various due diligence contingencies for such matters as financial analysis, engineering studies, environmental studies and title review, the sale to GPL and the Hotel Entity is not conditional on any discretionary due diligence approvals; and

          (v) Each sale to GPL and the Hotel Entity is "as is/where is," without any representations or warranties of any kind. By contrast, a sale to an unaffiliated third party would likely involve (a) certain representations and warranties concerning such matters as the physical condition of the property and compliance with laws, which would represent an ongoing contingent liability of the Partnership, or (b) a substantial price reduction if a purchaser had to accept the property on an "as is/where is" basis.

          (vi) The sales to GPL and the Hotel Entity will likely close prior to December 31, 1997, whereas a sale of the Properties to unaffiliated third parties would likely not close prior to December 31, 1997, or if closed prior to such date, the presence of representations and warranties by the Partnership would require the Partnership to postpone dissolution until after December 31, 1997. This would diminish distributable proceeds to limited partners, both indirectly by increasing Partnership overhead costs, and directly in the form of higher tax accounting costs for processing of K-1s in personal income tax returns for 1998.

     The Partnership is expensive to administer, given the number of limited partners and the applicable accounting and reporting requirements under federal securities and tax laws. To a great degree, these costs are not affected by a reduction in the size of the Partnership's asset base. Thus, as the asset base shrinks, these costs represent a larger drain on the Partnership's cash flow. As a result, while Partnership level overhead in 1997 is expected to be somewhat lower than in previous years, it will still represent approximately 1.7% of the Partnership's gross asset value. Given this situation, the General Partners believe the Partnership's asset base is too small for the Partnership to be financially viable as a public partnership, but the number of limited partners is too large for the Partnership to convert to a private partnership. Thus, the General Partners believe that liquidation and dissolution is the only appropriate action at this time.

SALE OF BRYANT LAKE AND COUNTRY SUITES TEMPE

     Pursuant to the Purchase Agreements, GPL will acquire Bryant Lake for a cash purchase price of $9.4 million and the Hotel Entity will acquire Country Suites Tempe for a cash purchase price of $6.4 million. The Partnership has not marketed the Properties to other parties, and no other offers to purchase the Properties have been received.

     The following table sets forth the appraised value of, and purchase price to be paid by GPL and the Hotel Entity for, the Properties.

                                           APPRAISED       PURCHASE
      PROPERTY             ACQUIROR          VALUE           PRICE
---------------------    -------------    -----------     -----------
Country Suites
  Tempe..............    Hotel Entity     $ 6,400,000     $ 6,400,000
Bryant Lake..........    GPL                9,400,000       9,400,000
                                          -----------     -----------
     Total...........                     $15,800,000     $15,800,000

  Country Suites Tempe Appraisal

     The appraised value of Country Suites Tempe was established in a MAI fair market value appraisal dated as of May 1, 1997, prepared by HVS International, a hotel consulting and appraisal firm. The Country Suites Tempe property was evaluated from the viewpoint of its physical utility for the operation of a hotel, as well as access, visibility, and other relevant locational factors. Existing improvements were inspected for their quality of construction, design, layout efficiency and items of physical deterioration and functional obsolescence. The surrounding economic environment, on both an area and neighborhood level, was reviewed to identify specific hostelry-related economic and demographic trends that may have an impact on future demand for hotels. The market for transient accommodations was divided into specific market characteristics for the types of travelers expected to utilize the area's hotels, and the factors investigated include purpose of visit, average length of stay, facilities and amenities required, seasonality, daily demand fluctuations, and price sensitivity. Existing and proposed competition was analyzed in order to provide an indication of the current accommodated demand, along with market penetration and the degree of competitiveness. Anticipated economic benefits of the Country Suites Tempe property were determined by a detailed projection of income and expense made in accordance with the Uniform System of Accounts for Hotels. This appraisal considers three approaches to value: cost, sales comparison, and income capitalization, and the greatest weight is given to the value indicated by the income capitalization approach.

     HVS International's report was made in conformance with, and subject to, the requirements of the Uniform Standards of Appraisal Practice, as provided by the Appraisal Foundation, as well as the requirements of the Financial Institutions Reform, Recovery and Enforcment Act of 1989. There were no instructions received from the General Partners or their affiliates, nor were there any limitations imposed on HVS International by the General Partners or their affiliates in connection with the performance of the appraisal of the Country Suites Tempe property. Based on the available data and HVS International's analysis and experience in the hotel industry, it is their opinion that the market value of the fee simple interest in the 139-unit Country Suites Tempe Property as of May 1, 1997 was $6,400,000.

  Bryant Lake Appraisal

     The appraised value of Bryant Lake was established in a MAI fair market value appraisal dated as of May 20, 1997, prepared by CB Commercial Real Estate Group, Inc. ("CB Commercial"), a national commercial real estate, marketing, sales, leasing and brokerage company. The Bryant Lake property was evaluated by CB Commercial by performing the following steps: (i) analysis of regional, city, neighborhood, site and improvement data; (ii) inspection of Bryant Lake and its neighborhood; (iii) review of data regarding taxes, zoning, utilities, easements and city services; (iv) consideration of comparable improved sales, comparable improved building rental information and comparable site sales; (v) analysis of data to arrive at conclusions via each approach to value (i.e. cost, sales comparison and income capitalization); (vi) reconciliation of results of each approach to value employed into a probable range of market data and an estimate of value; and (vii) estimate of a reasonable exposure time associated with the value estimate.

     CB Commercial's report was developed based on, and prepared in conformance with, CB Commercial's interpretation of the guidelines and recommendations set forth in the Uniform Standards of Appraisal Practice, the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, and the Financial Institutions Reform, Recovery and Enforcement Act of 1989. There were no instructions received from the General Partners or their affiliates, nor were there any limitations imposed on CB Commercial by the General Partners or their affiliates in connection with the performance of the appraisal of the Bryant Lake. Based on research and analysis performed according to the above described methodology, CB Commercial estimated that the market value of the Bryant Lake property as of May 20, 1997 was $9,400,000.

     Both CB Commercial and HVS International were chosen by the General Partners to perform the appraisals of such properties, and neither CB Commercial nor HVS International is an affiliate of or otherwise has any relationship with the General Partners or GPL, other than services provided by CB Commercial as real estate broker or for other periodic appraisal assignments. The Partnership will provide to each limited partner of record on the Record Date (as defined above), without charge and upon written or oral request of such person, copies of such appraisals.

SALE OF NOTE RECEIVABLE

     The Partnership has entered into an oral agreement to sell the $2,000,000 Note Receivable to Wells Fargo Bank for $1,810,000. The terms of this agreement were the result of arms-length negotiations between Wells Fargo Bank and the General Partners. No fees will be payable to the General Partners by the Partnership in connection with the sale of the Note Receivable.

GENERAL PARTNERS' RECOMMENDATIONS

     The General Partners believe that it is in the best interest of the limited partners for the Partnership to sell all of its assets now, rather than continue to hold the assets for individual sale and be subject to continued overhead costs, market risk and interest accruals on the remaining Formation Notes which mature on December 31, 1997, subject to the right of the Partnership to extend such maturity to December 31, 1998. Moreover, many of the limited partners have consistently expressed a desire to liquidate their investments. The General Partners believe that the sale of the Partnership's assets and distribution of the resulting cash proceeds is the best method for responding to many of the limited partners' expressed desire for liquidity.

     FOR THE FOREGOING REASONS, THE GENERAL PARTNERS HAVE APPROVED THE PROPOSAL AND RECOMMEND THAT THE LIMITED PARTNERS CONSENT TO THE PROPOSAL.

              DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENTS

BRYANT LAKE PURCHASE AGREEMENT

  Parties to the Bryant Lake Purchase Agreement

     The Bryant Lake Purchase Agreement has been entered into, without arms' length bargaining, between the Partnership, as seller, and GPL and GLB as general partner of GPL, as purchaser. Pursuant to the Bryant Lake Purchase Agreement, the Partnership has agreed to sell to GPL the Bryant Lake Property.

     GLB is the 1% general partner of and owns an approximate 92% limited partnership interest in GPL. GLB, a Maryland corporation, is a self-administered and self-managed real estate investment trust with a diversified portfolio of properties including industrial, office, multi-family, retail and hotel properties. In addition, two associated companies of GLB control similarly diversified portfolios. Combined, the portfolios encompass approximately 13 million square feet and are spread among 22 states throughout the country. GLB's Common Stock is traded on the New York Stock Exchange.

  Assets Transferred

     The Bryant Lake Purchase Agreement provides that at the closing of the Sale (the "Bryant Lake Closing") the Partnership will transfer and convey Bryant Lake to GPL. The General Partners have recommended approval of such sale because they believe that the terms of the sale are beneficial to the Partnership and its limited partners.

     It is not presently contemplated that any delinquent receivables outstanding as of the closing and attributable to Bryant Lake will be included in the sale, but if the amount of such receivables is not material, the Partnership and GPL may negotiate a sale of such receivables at a reasonable price discounted to reflect collection risk. Based on the historical operations of this property, the General Partners anticipate that the amount of such receivables would not exceed $30,000.

  Purchase Price

     The purchase price for Bryant Lake is $9.4 million, $150,000 of which has been deposited by GPL in escrow with First American Title Insurance Company. The purchase price includes GPL's assumption or repayment of approximately $5.6 million of mortgage debt, and the balance (approximately $3.7 million) will be paid in cash at the Bryant Lake Closing. GPL's purchase of Bryant Lake is not contingent upon any lender's approval of GPL's assumption or repayment of such debt. The purchase price for Bryant Lake is equal to 100% of the aggregate market value of such property based on a MAI fair market value appraisals prepared by CB Commercial. See "Sale of Bryant Lake and Country Suites Tempe -- Bryant Lake Appraisal" above.

     The purchase price is subject to upward adjustment in the event the Partnership receives from a third party an all cash, no contingency, "as is/where is" offer to purchase Bryant Lake (the "Purchase Offer") for a price at which the net proceeds would exceed the net proceeds to be received by the Partnership under the Bryant Lake Purchase Agreement. In the event the Partnership receives a Purchase Offer, GPL can increase its purchase price to a level at which the net proceeds to the Partnership thereunder would match the net proceeds under the Purchase Offer and proceed to purchase such Property at such higher purchase price. If GPL elects not to so increase its purchase price, the Partnership may terminate the Bryant Lake Purchase Agreement and accept the Purchase Offer. Although the General Partners believe the Purchase Offer provision of the Agreement is in the best interests of the Partnership and may result in a higher sales price for such Property, it is also possible that such provision may act as a deterrent for Purchase Offers from other potential purchasers.

     Although GPL is purchasing Bryant Lake on an "as is/where is" basis for an all-cash price equal to 100% of the appraised value of such Property without reduction for General Partner transaction fees or brokerage commissions and without the contingencies that would apply to a sale to an unaffiliated third party, it is possible that a sale of Bryant Lake separately to an unaffiliated purchaser would generate greater net proceeds than would the proposed sale to GPL, even after taking into account brokerage commissions and General Partner transaction fees.

  Assumption of Liabilities

     From and after the Bryant Lake Closing, GPL will assume all obligations of the Partnership relating to Bryant Lake, including obligations under leases.

  Closing and Conditions to Closing

     The Bryant Lake Purchase Agreement provides that the Bryant Lake Closing will occur on or before the fifth day after the Partnership's receipt of the requisite consents of the limited partners, but in no event later than December 31, 1997. The closing costs, including escrow charges, title insurance premiums and transfer taxes will be allocated between the parties in accordance with local custom. GPL will be responsible for any assumption or prepayment fees in connection with the existing mortgage debt.

     Under the Bryant Lake Purchase Agreement, the following conditions are precedent to GPL's obligation to complete the Sale: (i) the requisite consent by the Partnership's limited partners (which is also a condition to the obligations of the Partnership under the Bryant Lake Purchase Agreement), (ii) the consent to the sale of a portion of Bryant Lake by Stanford Baratz, Kenneth L. Heinsch, Alan M. Shapiro, Joel D. Shapiro and Robert B. Shapiro (the "Baratz Group"), who hold certain rights under a "Carried Interest Agreement" with the Partnership which was executed in connection with a termination of a joint venture interest previously held by the Baratz Group in a portion of Bryant Lake (which is also a condition to the obligations of the Partnership under the Bryant Lake Purchase Agreement), which consent has already been received, thus satisfying this condition; (iii) no material change in the condition of the Property from the time of execution of the Bryant Lake Purchase Agreement to the Bryant Lake Closing, (iv) the commitment from a title company to issue to GPL an Owner's Title Insurance Policy for Bryant Lake and (v) the delivery by the Partnership to GPL of appropriate instruments of conveyance and certain documents relating to Bryant Lake. If such conditions are not satisfied, GPL in its sole discretion may either terminate the Bryant Lake Purchase Agreement (or waive the conditions). It is not a condition of the Bryant Lake Closing that GPL obtain financing.

COUNTRY SUITES TEMPE PURCHASE AGREEMENT

  Parties to the Country Suites Tempe Purchase Agreement

     The Country Suites Tempe Purchase Agreement has been entered into, without arms' length bargaining, between the Partnership, as seller, and the Hotel Entity. Pursuant to the Country Suites Tempe Purchase Agreement, the Partnership has agreed to sell to the Hotel Entity the Country Suites Tempe property.

     The Hotel Entity will be a corporation or other legal entity to be formed and owned by Norman Howard and Wallace A. Krone. Mr. Howard is president of Glenborough Hotel Group ("GHG"), in which GLB owns 100% of the non-voting preferred stock. GHG is presently seeking to liquidate its assets. Mr. Krone is a former director and shareholder of Glenborough Corporation.

  Assets Transferred

     The Country Suites Tempe Purchase Agreement provides that at the closing of the sale (the "Country Suites Tempe" closing), the Partnership will transfer and convey Country Suites Tempe to the Hotel Entity. The General Partners have recommended approval of this sale because they believe that the terms of the sale are beneficial to the Partnership and its limited partners.

     It is not presently contemplated that any delinquent receivables outstanding as of the closing and attributable to Country Suites Tempe will be included in the sale, but if the amount of such receivables is not material, the Partnership and the Hotel Entity may negotiate a sale of such receivables at a reasonable price discounted to reflect collection risk.

  Purchase Price

     The purchase price for Country Suites Tempe is $6.4 million, $100,000 of which has been deposited on behalf of the Hotel Entity in escrow with First American Title Insurance Company. The purchase price includes the Hotel Entity's assumption or repayment of approximately $4.3 million of mortgage debt, and the balance (approximately $2.0 million) will be paid in cash at the Country Suites Tempe Closing. The Hotel Entity's purchase of Country Suites Tempe is not contingent upon any lender's approval of Hotel Entity's assumption or repayment of such debt. The purchase price for Country Suites Tempe is equal to 100% of the appraised value of such Property, based on a MAI fair market value appraisal prepared by HVS International, specialists in hotel consulting and appraisal. See "Sale of Bryant Lake and Country Suites Tempe -- Country Suites Tempe Appraisal" above.

     The purchase price is subject to upward adjustment in the event the Partnership receives from a third party an all cash, no contingency, "as is/where is" purchase offer to purchase Country Suites Tempe for a price at which the net proceeds would exceed the net proceeds to be received by the Partnership under the Country Suites Tempe Purchase Agreement. In the event the Partnership receives such a purchase offer, the Hotel Entity can increase its purchase price to a level at which the net proceeds to the Partnership thereunder would match the net proceeds under the purchase offer and proceed to purchase Country Suites Tempe at such higher purchase price. If the Hotel Entity elects not to so increase its purchase price, the Partnership may terminate the Country Suites Tempe Purchase Agreement and accept the purchase offer. Although the General Partners believe the purchase offer provision of the Country Suites Tempe Purchase Agreement is in the best interests of the Partnership and may result in a higher sales price for Country Suites Tempe, it is also possible that such provision may act as a deterrent for purchase offers from other potential purchasers.

     Although the Hotel Entity is purchasing Country Suites Tempe on an "as is/where is" basis for an all-cash price equal to 100% of the appraised value of such Property without reduction for General Partner transaction fees or brokerage commissions and without the contingencies that would apply to a sale to an unaffiliated third party, it is possible that a sale of Country Suites Tempe separately to an unaffiliated purchaser would generate greater net proceeds than would the proposed sale to the Hotel Entity, even after taking into account brokerage commissions and General Partner transaction fees.

  Assumption of Liabilities

     From and after the closing of the sale of Country Suites Tempe, the Hotel Entity will assume all obligations of the Partnership relating to Country Suites Tempe, including obligations under leases.

  Closing and Conditions to Closing

     The Country Suites Tempe Purchase Agreement provides that the Country Suites Tempe Closing will occur on or before the fifth day after the Partnership's receipt of the requisite consents of limited partners, but in no event later than December 31, 1997. The closing costs, including escrow charges, title insurance premiums and transfer taxes will be allocated between the parties in accordance with local custom. The Hotel Entity will be responsible for any assumption or prepayment fees in connection with the existing mortgage debt.

     Under the Country Suites Tempe Purchase Agreement, the following conditions are precedent to the Hotel Entity's obligation to complete the sale: (i) the requisite consent by the Partnership's limited partners (which is also a condition to the obligations of the Partnership under the Country Suites Tempe Purchase Agreement), (ii) no material change in the condition of the Property from the time of execution of the Country Suites Tempe Purchase Agreement to the Closing Date, (iii) the commitment from a title company to issue to the Hotel Entity an Owner's Title Insurance Policy for the Property, (iv) the delivery by the Partnership to the Hotel Entity of appropriate instruments of conveyance and certain documents relating to the Property, and (v) the approval of the sale by the board of directors of the Hotel Entity prior to the solicitation of the limited partners' consent. If such conditions are not satisfied, the Hotel Entity in its sole discretion may either terminate the Country Suites Tempe Purchase Agreement or waive the conditions. It is not a condition of the Closing that the Hotel Entity obtain financing.

REPRESENTATIONS AND WARRANTIES

     The Properties are being sold on an "as is, where is, with all faults," basis in such condition as the Properties may be on the respective Closing Dates, without any representations and warranties by the Partnership as to the condition of the Properties. GPL and the Hotel Entity are representing and warranting that prior to the respective Closing Dates each had ample opportunity to make a proper inspection of the respective Properties and that each did so to each's satisfaction.

INDEMNIFICATION

     The Partnership will not be undertaking any indemnification obligations in favor of GPL or GLB, with respect to Bryant Lake, or the Hotel Entity, with respect to Country Suites Tempe.

     GPL and GLB, with respect to Bryant Lake, and the Hotel Entity, with respect to Country Suites Tempe, have agreed to indemnify the Partnership from and against, among other things, all claims, costs and expenses related to the ownership, management and operation of the respective Properties after the Closing Date, and with respect to the Solicitation and the Solicitation materials.

REGULATORY REQUIREMENTS

     There are no federal or state regulatory requirements which must be complied with, nor are there any governmental consents or approvals that must be obtained, in connection with the Sale and the other transactions contemplated by the Purchase Agreements. However, the Partnership will be required to file final federal and state income tax returns, and there are certain regulatory requirements under the laws of the State of California which must be complied with in connection with the Liquidation, principally the winding up of the affairs of the Partnership and the filing of a Certificate of Cancellation (canceling the Partnership's Certificate of limited partnership) with the Secretary of State of California in accordance with the California Revised Uniform limited partnership Act. The General Partners intend to comply with these regulatory requirements at the time of the Liquidation.

                       AMENDMENT TO PARTNERSHIP AGREEMENT

BACKGROUND

     The Partnership Agreement as currently constituted may be construed to prohibit the transactions contemplated by the Purchase Agreement. Section 6.3, subparagraph K, states that "[n]either the General Partners nor any of its Affiliates shall have authority to ". . . [s]ell or lease property to the General Partners or an Affiliate of the General Partners." The Purchase Agreements contemplate the sale of a majority of the Partnership's assets to GPL, which is a subsidiary of GLB, which also owns 100% of the non-voting preferred stock of Glenborough Corporation, the Partnership's Managing General Partner, and the Hotel Entity, which is an affiliate of the General Partners. In addition, certain officers of GLB hold common stock interests in Glenborough Corporation. The General Partners believe it is in the best interests of the Partnership to amend the Partnership Agreement to specifically allow sales of Partnership assets such as the Sale contemplated by the Purchase Agreement.

PROPOSED PARTNERSHIP AGREEMENT AMENDMENT

     Section 6.3, subparagraph K, of the Partnership currently reads as follows:

        6.3 Restrictions. Neither the General Partners nor any of its Affiliates shall have the authority to:

                                     * * *

        K. Sell or lease property to the General Partners or an Affiliate of the General Partners.

     The proposed amendment would provide that Section 6.3, subparagraph K, be amended to read in its entirety as follows:

        6.3 Restrictions. Neither the General Partners nor any of its Affiliates shall have the authority to:

                                     * * *

        K. Sell or lease property to the General Partners or any of its Affiliates, unless such sale or lease is approved by the prior affirmative vote or written consent of a Majority-in-Interest of the limited partners.

              LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS

     The General Partners anticipate that the net cash proceeds available for distribution to limited partners will be approximately $0.18 per Unit, determined as follows (all dollar amounts in thousands, except per Unit amounts):

                                                  SALE OF                          OTHER
                                                  COUNTRY                       PARTNERSHIP
                                    SALE OF       SUITES      SALE OF NOTE      ASSETS AND
                                  BRYANT LAKE      TEMPE       RECEIVABLE       LIABILITIES        TOTAL
                                  -----------     -------     -------------     -----------     -----------
Property Sale Price.............    $ 9,400       $6,400         $ 1,810                        $    17,610
Costs of Sale State Deed Tax....        (31)           0               0                                (31)
  Security Deposits.............        (64)           0               0                                (64)
  Title.........................          0           (6)              0                                 (6)
  Other.........................         (3)          (3)              0                                 (6)
Mortgage Debt...................     (5,581)      (4,300)              0                             (9,881)
                                     ------       ------          ------                        -----------
Net Proceeds from Sale..........    $ 3,721       $2,091         $ 1,810                        $     7,622
Pay off Formation Notes Outstanding........................................       $(2,870)           (2,870)
Cash and Other Partnership Assets net of liabilities, including an
  allowance for costs of winding up and dissolution........................         1,743             1,743
                                                                                                -----------
Cash Available for Distribution............................................                     $     6,495
1% Cash Distribution to General Partners...................................                              65
Cash Distributions to Limited Partners.....................................                           6,430
No. of Limited Partner Units...............................................                     $35,727,572
Cash Distribution per Unit.................................................                     $      0.18

     There can, however, be no assurance that this will be the actual amount distributed to limited partners. The above calculation of the expected per Unit distribution assumes the Sale and Liquidation is effected prior to December 31, 1997. If the Sale and Liquidation is effected after such date, the Partnership will incur significant expense associated with operating during 1998, including, among other things, the expense of processing income tax returns and K-1s.

     This amount, when combined with past cash distributions paid to limited partners in an aggregate amount of approximately $0.22 per $1.00 Unit, would equate to a total return to limited partners of approximately $0.40 per $1.00 Unit, or a loss of $0.60 per Unit.

     The Partnership intends to liquidate within sixty (60) days after the consummation of the Sale and distribute the net proceeds of the Sale (after repayment of the Formation Notes), along with the net cash value of the remaining assets of the Partnership to the partners. There can be no assurances, however, that the liquidation of the Partnership will take place within the estimated time frame. It is possible that it will take more time than is presently estimated to wind up the affairs of the Partnership and dissolve, but it is the Partnership's intention to do so within the sixty-day period or soon thereafter.

     After the Closing and pending the distribution to limited partners, the proceeds of the Sale and the sale of Lake Mead Estates will be held by the Partnership in short-term, interest-bearing liquid investments.

        INTERESTS OF GENERAL PARTNERS IN PROPOSAL; CONFLICT OF INTERESTS

     The terms of the proposed sale of the Properties to GPL (a subsidiary of GLB) and the Hotel Entity were not negotiated at arms' length, and no fairness opinion has been sought in connection with the Proposal.

     The proposed sale of Bryant Lake to GPL (a subsidiary of GLB) involves certain conflicts of interest because the purchaser, GPL, is an affiliate of the General Partners of the Partnership. GPL is a subsidiary of GLB, which owns 100% of the non-voting preferred stock of Glenborough Corporation, the Partnership's Managing General Partner. The Partnership's other General Partner, Robert Batinovich, is the Chairman of GLB and holds a significant equity interest in GLB.

     GLB will indirectly receive a portion of the proceeds of such sale. GLB's ownership of preferred stock in Glenborough Corporation entitles it to approximately 95% of Glenborough Corporation's income. As a General Partner of the Partnership, Glenborough Corporation is expected to receive approximately $59,000 of the liquidating cash distributions to be paid by the Partnership if the Proposal is approved. Thus GLB, as a holder of preferred stock of Glenborough Corporation, may indirectly receive substantially all of such cash distributions paid by the Partnership to Glenborough Corporation. Robert Batinovich, Co-General Partner of the Partnership, is also an officer, director and major stockholder of GLB and owns an approximate 0.1% limited partnership interest in GPL. If the sale is completed with GPL, Mr. Batinovich will receive approximately $6,000 of the consideration received by the Partnership in his capacity as Co-General Partner of the Partnership. As a 10% stockholder of GLB, Mr. Batinovich will indirectly bear a proportionate share of the Purchase Price to be paid to the Partnership by GPL, and will receive a proportionate indirect interest in the Partnership assets acquired by GPL.

     In addition to the foregoing, certain individuals who are associates of Robert Batinovich own 100% of the common stock of the Managing General Partner, which entitles them collectively to approximately 5% of the General Partners' income, so they may indirectly derive as much as $3,000 collectively from cash distributions paid by the Partnership to the General Partners in connection with the Liquidation. Furthermore, affiliates of the General Partners own 1,726,121 Units (including 83,375 Units owned by a trust, managed by an unaffiliated third party for the benefit of a minor daughter of Robert Batinovich) and will receive an estimated $311,000 of the net proceeds from the Sale and Liquidation (including approximately $15,000 payable to the aforementioned trust), based on an anticipated distribution of $0.18 per Unit. There can, however, be no assurance that this will be the actual amount distributed to the limited partners.

     Furthermore, the owners of the Hotel Entity, which will purchase Country Suites Tempe if the Proposal is approved, are presently or formerly affiliated directly or indirectly with the General Partners. One of the owners of the Hotel Entity, Norman Howard, is president of GHG, some of whose directors are also directors of Glenborough Corporation, one of the Partnership's General Partners. Mr. Howard also owns 50,000 options to purchase shares of Common Stock of GLB. GHG is seeking to liquidate its assets, and upon such liquidation, Mr. Howard's position with GHG will terminate. The other owner of the Hotel Entity, Wallace
A. Krone, is a former director and shareholder of Glenborough Corporation.

     In light of the above conflicts of interest, (i) each of the Bryant Lake and Country Suites Tempe Properties has been appraised by a third party independent appraiser, (ii) the purchase price of such properties is 100% of their appraised value, (iii) the Partnership is not providing any representations or warranties in connection with the sale of these Properties, and (iv) the national law firm of Orrick, Herrington & Sutcliffe LLP, has been retained to represent the Partnership and to review the Solicitation materials. Orrick, Herrington & Sutcliffe LLP maintains an active practice in a variety of areas including real estate and securities law, and has never represented Glenborough or any affiliate of Glenborough.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal federal income tax consequences of the Proposal to limited partners. The summary is based upon current federal income tax law, which is subject to change and new interpretations at any time, possibly with retroactive effect. Due to the complexity of the tax issues involved, this summary does not discuss all aspects of federal income taxation that may be relevant to a particular limited partner in light of such limited partner's specific circumstances. Furthermore, this summary is not intended to be a comprehensive review of all aspects of federal income tax law that may affect the consequences of the Proposal to limited partners and generally does not address state and local, foreign or other than federal income tax law. It also does not address income tax consequences for special classes of taxpayers (including, but not limited to, tax-exempt entities, retirement trusts and foreign investors). ACCORDINGLY, LIMITED PARTNERS ARE STRONGLY URGED TO CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO EACH SUCH LIMITED PARTNER OF THE PROPOSAL.

     Under current federal income tax law, a partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account its allocable share of the partnership's items of income, gain, loss, deduction and credit in computing its own income tax liability. The distribution of cash by a partnership generally is not a separate taxable event. The foregoing tax treatment, however, depends entirely upon the Partnership's classification as a partnership (rather than an association taxable as a corporation) for federal income tax purposes. Under recently promulgated Treasury Regulations, an unincorporated entity may elect as of January 1, 1997, to be classified as a partnership for federal income tax purposes. Even if a domestic unincorporated entity fails to make a valid election, it will still be classified as a partnership for such purposes as long as the entity has two or more partners and claimed to be classified as a partnership prior to January 1, 1997. Such classification will also be respected retroactively as long as (i) the entity had a reasonable basis for such classification and (ii) neither the entity nor any of its members was notified by the Internal Revenue Service (the "IRS") on or before May 8, 1996, that the classification of the entity was under examination. Under the foregoing "check-the-box" rules, the General Partners believe that the Partnership, as a California limited partnership, is entitled to be characterized as a partnership for federal income tax purposes for all tax periods since its formation and will continue to be so characterized until the Liquidation. Furthermore, the Partnership has taken the federal income tax reporting position that it is a partnership for federal income tax purposes since its formation. However, no independent investigation has been made for this purpose, such characterization may not be respected by all states and municipalities, and these foregoing rules are not binding on and may not be adopted by states and municipalities.

     The Proposal could result in five principal federal income tax consequences to a limited partner: (1) an allocation of ordinary loss from the current year's operations, (2) an allocation of Section 1231 (as defined herein) gain from the sale of the assets, (3) an allocation of unrecaptured Section 1250 gain (as defined herein) from the sale of assets, (4) the release of suspended passive losses related to this investment from prior years, and (5) the recognition of capital loss (or gain) as a result of cash distributions less than (or greater than) the limited partner's tax basis in its Units. The following is a discussion of these consequences in detail.

CURRENT YEAR OPERATIONS AND SALE OF ASSETS

     The General Partners expect that if the assets are sold and the Partnership liquidates, there will be a current year loss from operations of approximately $36 per $1,000 originally invested (or per 1,000 Units for limited partners who are not original investors) and a gain from the sale of assets of approximately $50 per $1,000 originally invested (or per 1,000 Units for limited partners who are not original investors). The gain and loss will be allocated among the limited partners in accordance with the Partnership Agreement. Any gain allocated to a limited partner will increase such limited partner's adjusted basis in its Units.

     The Properties include primarily real property used in a trade or business. The character of gain or loss from the sale or exchange of such property is governed by Section 1231 of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 1231"). Gain or loss from the sale of Section 1231 assets is generally treated as capital gain or ordinary loss. A limited partner's allocable share of the Section 1231 gain or loss will be combined with any other
Section 1231 gains or losses of such limited partner, regardless of whether such gains or losses relate to the limited partner's investment in the Partnership, for the taxable year of the Sale. If, after combining all of a limited partner's
Section 1231 gains and losses from all activities and investments in a taxable year, such limited partner has a net Section 1231 gain, such gain generally will be treated as a capital gain and can be offset by capital losses (if any) available to the limited partner from the sale or exchange of capital assets either in the same year or carried over from another year. On the other hand, a net Section 1231 loss generally is treated as an ordinary loss. In addition, a net Section 1231 gain may be converted into ordinary income if, in any of the five previous taxable years, a limited partner had a net Section 1231 loss which was not offset by a succeeding year's net Section 1231 gain. Thus, the tax treatment to each limited partner from the Sale will depend on the overall tax situation of each such limited partner.

     With respect to individuals, trusts, and estates, the Taxpayer Relief Act of 1997 ("TRA") generally reduces the maximum tax rate on net capital gains on capital assets held for more than 18 months to 20% and provides a maximum tax rate on net capital gains derived from capital assets held for more than one year and for not more than 18 months ("mid-term gains") of 28%. TRA does not affect the taxation of capital gains realized by corporations. Substantially all of the Partnership's assets have been held for greater than 18 months. Accordingly, a substantial portion of any Section 1231 gains of the Partnership realized on the sale of assets and allocable to limited partners who are individuals, trusts and estates may be taxed at a maximum federal income tax rate of 20% (if such gains are not recharacterized as ordinary income as described in the preceding paragraph and subject to the qualifications described in the succeeding two paragraphs).

     Under Section 1250 of the Code (which deals with depreciation recapture with respect to certain real property), a portion of the gain on the sale of certain real property ("Section 1250 Property") may also be characterized as ordinary income rather than capital gain to the extent that depreciation deductions with respect to the real property are required to be "recaptured," as discussed below in this paragraph. In general, if real property is depreciated on an accelerated basis rather than on a straight-line basis, all or a portion of the gain realized, if any, on the disposition of the property may be recharacterized as ordinary income or, the excess of accelerated depreciation over straight-line depreciation as of the date of sale ("depreciation recapture") will be treated as ordinary income in the year the property is sold. However, if the real property is sold at a loss, such depreciation recapture is not required. The General Partners expect that there will be little, if any, depreciation recapture recognized by the Partnership, and, therefore, allocable to the limited partners, upon the Sale.

     Under TRA, "unrecaptured Section 1250 gain" realized by individuals, trusts and estates are taxed on unrecaptured Section 1250 gain at a maximum federal income tax rate of 25%. Unrecaptured Section 1250 gain generally equals the excess of (i) the lesser of the gain realized on disposition of Section 1250 Property or depreciation allowed or allowable on the property through the date of disposition, over (ii) the amount of depreciation recapture realized upon the disposition (as described in the preceding paragraph). The General Partner believes that substantially all of the gain realized upon the sale of the Partnership's assets pursuant to the transactions described herein will be unrecaptured Section 1250 gain, which will be allocable to the limited partners upon the Sale and therefore taxed as such in their individual capacities.

RELEASE OF PRIOR YEAR SUSPENDED LOSSES

     Section 469 of the Code provides special rules for the treatment of income and loss realized by individuals, trusts, estates and certain corporations from "passive activities." A passive activity, for these purposes, generally includes any rental activity. Therefore, a limited partner's distributive share of Partnership income or loss is generally treated as income or loss from a passive activity. Losses from passive activities, to the extent they exceed income from all such activities (exclusive of interest, dividends, royalties and similar items, which are referred to as "portfolio income"), generally may not be deducted against other income of the taxpayer, including wages, active business income and portfolio income. Such losses, referred to as "suspended losses," are carried forward and treated as deductions from passive activities in later taxable years. However, if a taxpayer disposes of its entire interest in a passive activity in a fully taxable transaction (i.e., in which all realized gains and losses are recognized) during the taxable year, suspended losses may be used to offset both passive and nonpassive income. The Partnership's sale of all its assets and subsequent liquidation and distribution of available cash to the limited partners pursuant to the Sale and Liquidation generally will constitute a complete disposition by a limited partner of its interest in the Partnership. As a result, the excess of (x) the sum of any loss from the Partnership for the taxable year in which the Sale occurs, suspended losses carried over from prior years and any loss realized on the Sale, over (y) net income or gain for such taxable year from any other passive activities of the limited partner will not be treated as a loss from a passive activity. Thus, any loss reportable by a limited partner as a result of the transactions contemplated herein and suspended losses, if any, from prior taxable years attributable to the Partnership can be used by a limited partner to offset passive and nonpassive income, subject to the limits on using capital losses to offset ordinary income discussed below.

DISTRIBUTIONS OF CASH IN LIQUIDATION

     Except as discussed below, a distribution of cash by the Partnership to the limited partners would not be a separate taxable event.

     Upon the distribution of cash by the Partnership pursuant to the Liquidation, a limited partner will recognize gain to the extent that the sum of the cash received is greater than the adjusted tax basis in its Units. To the extent that the sum of the cash so received is less than a limited partner's adjusted tax basis in its Units, a limited partner will recognize loss. A limited partner's tax basis in its Units, in general, equals the amount of cash contributed by the limited partner to the Partnership, increased by the limited partner's share of Partnership income, and decreased by the limited partner's proportionate share of cash distributions and losses. A limited partner's proportionate share of Partnership liabilities is treated as a contribution of cash by such limited partner and a reduction of such share is treated as a distribution of cash to the limited partner. In the case of a liability where none of the partners of the Partnership have any personal liability with respect to such liability (i.e., non-recourse-debt), if any, each limited partner is considered to share in such liability in accordance with Section 752 of the Code. In the case of a liability for which a limited partner has personal liability or otherwise bears the economic risk of loss, if any, as determined under Section 752 of the Code, the limited partner can only increase the tax basis of its Units to the extent of its share of the liability based on such holder's share of the economic risk of loss with respect to such liability. Based on the foregoing, a limited partner will be deemed to receive cash in the Liquidation equal to the sum of (i) any cash actually received and (ii) any cash deemed received in an amount equal to the limited partner's share of Partnership liabilities prior to the Sale and Liquidation. Gain or loss recognized by a limited partner from distributions in liquidation of the Partnership generally will be characterized as capital gain or loss.In general, capital losses may only offset capital gains, including Section 1231 gains that have not been recharacterized as ordinary income and unrecaptured Section 1250 gains. However, an individual taxpayer may offset up to $3,000 of reportable income with capital losses. Individual taxpayers may carry forward unused capital losses indefinitely. In addition, capital losses can be used by a limited partner to reduce net Section 1231 gains that have not otherwise been recharacterized as ordinary income and net capital gains from all other sources (including, for this purpose, unrecaptured Section 1250 gains) that are realized in the taxable year. If the IRS were to assert that the Sale and Liquidation constituted a sale by the limited partners of their Units, and a court were to uphold such determination, any loss realized by a limited partner on such sale would be a capital loss, subject to the limitations on capital losses.

     The General Partners expect that, for original limited partners, the cash distributed to them will be less than their tax basis in the Units by approximately $141 per $1,000 originally invested in the Partnership. As discussed above, this difference will be a capital loss to such limited partners. However, for limited partners who acquired their Units through a transfer subsequent to the formation of the Partnership, such limited partner's capital loss (or gain) could differ substantially. Such limited partners should consult their respective tax advisors as to the tax consequences from the liquidating distributions from the Partnership.

CHARACTERIZATION OF TRANSACTION AS A SALE BY LIMITED PARTNERS OF THEIR UNITS

     It is possible that the Internal Revenue Service (the "IRS") will challenge the federal income tax treatment of the transaction as discussed above under "Current Year Operations and Sale of Assets" and "Distributions of Cash in Liquidation." In some cases, the courts have held that a partnership's sale of its assets as a "going concern" or an "ongoing business" should be treated as a sale of the partners' interest in the partnership. However, it is not clear for this purpose what constitutes a "going concern" or an "ongoing business," particularly in situations such as this in which the partnership does not sell all of its assets to a single acquiror. A sale of a partner's interest in a partnership is generally treated as a sale of a capital asset with gain or loss thereon characterized as capital gain or capital loss. If the IRS were to assert that the Sale and Liquidation constituted a sale by the limited partners of their Units, and a court were to uphold such determination, any loss realized by a limited partner on such sale would be a capital loss, subject to the limitation on capital losses described above. For federal income tax purposes, the General Partners intend to report the Sale and Liquidation as a sale of the Partnership's assets followed by a distribution of the cash proceeds in liquidation of the Partnership. There can be, however, no assurance that this treatment will not be challenged by the IRS, and if so challenged, that this treatment would prevail before a court.

                            SELECTED FINANCIAL DATA

     The following selected historical financial data for the Partnership for each of the years in the five year period ended December 31, 1996, have been derived from the Partnership's audited financial statements, and are contained in the Partnership's annual report. The data for the quarters ended June 30, 1996 and June 30, 1997 have been derived from unaudited financial statements appearing in the Partnership's Quarterly Report on SEC Form 10-Q for the six months ended June 30, 1997 and which, in the opinion of the General Partners, includes all adjustments, consisting only of normal adjustments, necessary for the fair statement of the results for the unaudited periods. The selected financial data are qualified in their entirety by and should be read in conjunction with the Partnership's financial statements and related notes appearing in the Partnership's Annual Report on SEC Form 10-K for the year ended December 31, 1996, and in the Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, each of which is incorporated by reference herein.

                                      AT OR FOR
                                  SIX MONTHS ENDED
                                  -----------------
                                   JUNE      JUNE            AT OR FOR YEAR ENDED DECEMBER 31,
                                    30,       30,     -----------------------------------------------
                                   1997      1996      1996      1995      1994      1993      1992
                                  -------   -------   -------   -------   -------   -------   -------
Revenues........................  $ 4,423   $ 4,059   $ 7,686   $ 8,202   $10,061   $ 9,913   $ 9,642
Net income (loss) before
  extraordinary items...........    1,035         7      (377)   (1,134)   (2,893)   (3,949)   (2,646)
Net income (loss)...............    1,035       518       111       969    (2,893)   (3,521)   (2,646)
Net income (loss) per Equity
  Unit before extraordinary
  items.........................      .03       .01     (0.01)    (0.03)    (0.08)    (0.11)    (0.07)
Net income (loss) per Equity
  Unit..........................      .03       .01        --      0.03     (0.08)    (0.10)    (0.07)
Total assets....................   17,175    23,872    23,489    24,047    38,279    41,761    45,910
Secured notes payable...........    9,150    16,393    16,325    15,345    26,076    27,223    26,451
Formation Notes.................    2,860     2,798     4,591     4,591     5,229     5,229     5,229

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING VOTING SECURITIES; RECORD DATE

     As of the Record Date, there were 35,727,572 Units outstanding, which represent all of the voting securities of the Partnership. Each Unit is entitled to one vote. Only limited partners of record as of the Record Date will be entitled to notice of the Solicitation and to execute and deliver a Consent Form.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     No limited partner owns more than 5% of the Units of the Partnership. Robert Batinovich's minor daughter owns 83,375 Units (0.2% of all Units) through a trust in which the trustee is a third party. In addition, GPA, Ltd., a partnership in which Robert Batinovich indirectly owns approximately 20% of the partnership interests, owns approximately 1,642,746 Units (4.6% of all Units). Except as described in this paragraph, neither of the General Partners, nor any director or officer or affiliate of either of the General Partners, owns directly or indirectly any Units of the Partnership.

                        MARKET FOR UNITS; DISTRIBUTIONS

MARKET INFORMATION

     The Units have limited transferability. There is no public market for the Units and it is not expected that any will develop. Also, there are restrictions upon the transferability of Units, including requirements as to the minimum number of Units which may be transferred, and that the General Partners must consent to any transferee becoming a substituted limited partner (which consent be may granted or withheld at the sole discretion of the General Partners). In addition, restrictions on transfer may be imposed under certain state securities laws.

     Since January 1, 1996, the following secondary market trades have occurred with respect to the Units: (i) in March and April of 1996, a total of 32,000 Units were sold in three separate transactions, at an average sale price of $0.02 per Unit (based on information obtained from Partnership Spectrum, a publication that collects and disseminates information concerning secondary market sales of partnership interests); (ii) in May 1996, through a tender offer, a firm acquired 1,386,746 Units for a purchase price of $0.03 per Unit (the "May 1996 Tender Offer"); (iii) in November and December of 1996, a total of 82,500 Units were sold in three separate transactions, at an average sale price of $0.03 per Unit (based on information obtained from Partnership Spectrum); (iv) in January 1997, through a tender offer, a firm acquired 256,000 Units for a purchase price of $0.035 per Unit (the January 1997 Tender Offer");
(v) in February 1997, the firm that purchased Units in the May 1996 Tender Offer sold all of such Units in a private transaction for a sale price of $0.077 per Unit to affiliates of the General Partners; and (vi) in April 1997 the firm that purchased Units in the January 1997 Tender Offer sold all of such Units in a private transaction for a sale price of $0.07 per Unit to affiliates of the General Partners.

     In August 1997, a group known as Peachtree Partners, which has no affiliation with the General Partners, made a tender offer to purchase Units for a purchase price of $0.12 per Unit. To the Partnership's knowledge, none of the Unit holders have as yet accepted this offer, and the General Partners intend to recommend to Unit holders that they not accept the offer from Peachtree Partners, which expires on October 16, 1997.

HOLDERS

     As of the Record Date, there were 2,060 holders of record for the 35,727,572 Units.

CASH DISTRIBUTIONS

     The Partnership paid distributions to the limited partners at a 9% annualized rate on invested capital from inception through the quarter ended December 31, 1988 (except the quarter ended June 30, 1988, which was 8%), a 6% rate from January 1, 1989 through the quarter ended December 31, 1989, and a 3% rate for 1990. All such distributions paid to partners have represented return of capital.

     In order to rebuild reserves and provide cash for capital and leasing expenses, distributions were suspended beginning with the first quarter of 1991.

     As of March 31, 1997, limited partners had an original capital balance of $35,727,572 and cumulative unpaid priority returns of approximately $23,229,000. The remaining Formation Notes have a principal balance of approximately $1,301,000 and accrued interest at August 31, 1997 of approximately $1,569,000. The capital accounts of the limited partners continue to accrue priority returns at a rate of 9% per annum. The cumulative priority returns of the limited partners do not represent obligations of the Partnership, but only represent amounts which must be paid before any distributions in excess of 1% of total distributions can be paid to the General Partners. The principal balance of the remaining Formation Notes continues to accrue interest at a rate of 12% per annum.

                               CONSENT PROCEDURES

     LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE PROPOSAL SHOULD SO INDICATE BY MARKING THE APPROPRIATE BOX ON THE CONSENT FORM, AND COMPLETING, SIGNING, DATING AND DELIVERING THE CONSENT FORM TO THE PARTNERSHIP BY MAIL IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. THE CONSENT FORM SHOULD BE DELIVERED BY OVERNIGHT COURIER OR BY FAX, AT THE ADDRESS OR FAX NUMBER SET FORTH ABOVE AND ON THE CONSENT FORM, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND THEREIN. A LIMITED PARTNER MUST CONSENT TO EACH OF THE SALE, THE AMENDMENT AND THE LIQUIDATION IF IT WISHES TO GRANT ITS CONSENT.

     All Consent Forms that are properly completed, signed and delivered to the Partnership and not properly revoked (see "-- Revocation of Instructions" below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NONE OF THE "CONSENT" NOR THE "DOES NOT CONSENT" NOR THE "ABSTAIN" BOXES IS MARKED WITH RESPECT TO THE SALE, THE AMENDMENT AND THE LIQUIDATION, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO EACH OF THE SALE, THE AMENDMENT AND THE LIQUIDATION.

     Consent Forms should be executed in exactly the same manner as the name(s) in which ownership of the Units is registered. If the Units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorneyin-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and must submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.

     The execution and delivery of a Consent Form will not affect a limited partner's right to sell or transfer the Units. All Consent Forms received by the Partnership (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the limited partner revokes such Consent Form prior to 5:00 p.m., Pacific Daylight Time, on the Expiration Date by following the procedures set forth under "Revocation of Instructions" below.

     All questions as to the validity, form and eligibility (including time of receipt) regarding the consent procedures will be determined by the General Partners in their sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with deliveries of Consent Forms must be cured within such time as the General Partners determine. Neither the General Partners nor any of their affiliates or any other persons shall be under any duty to give any notification of any such defects or irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this Solicitation by the General Partners shall be conclusive and binding.

REVOCATION OF INSTRUCTIONS

     Any limited partner who has delivered a Consent Form to the Partnership may revoke the instructions set forth in such Consent Form by delivering to the General Partners a written notice of revocation prior to 5:00 p.m., Pacific Daylight Time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as "CONSENT" or "DOES NOT CONSENT" or "ABSTAIN", as the case may be, (iii) be signed by the limited partner thereof in the same manner as the original signature on the Consent Form, and (iv) be received by the General Partners prior to 5:00 p.m., Pacific Daylight Time, on the Expiration Date at their address set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. No limited partner may revoke the instructions set forth in a Consent Form after 5:00 p.m., Pacific Daylight Time, on the Expiration Date.

COSTS OF SOLICITATION

     All costs associated with this Statement, the enclosed Consent Form, and the solicitation of Consent Forms, will be borne by the Partnership. Solicitation of the Consent Forms will be made initially by mail, but may also be done personally, by telephone, by fax or by telegraph, by directors, officers or other regular employees of the General Partners, none of whom will receive additional compensation. The Partnership may use the services of a proxy solicitor to assist in soliciting proxies and, in such event, the Partnership expects to pay less than $10,000 for such services.

EXTENSION OF EXPIRATION DATE; AMENDMENT OF SOLICITATION

     The Partnership expressly reserves the right, in the sole discretion of the General Partners, (i) to extend the Expiration Date, from time to time, until the Requisite Consents (as defined below) have been obtained, and (ii) to amend, at any time or from time to time before the Requisite Consents are obtained, the terms of this Solicitation In the event of any such extension of the Expiration Date for more than 14 days, or any amendment to the terms of the Solicitation which adversely affects the limited partners in a material way, the General Partners will promptly notify the limited partners in writing of such extension or amendment, and all limited partners who have previously delivered Consent Forms may revoke such instructions within 10 days after the giving of such notice. As promptly as practicable following any such extension or amendment, written notice thereof shall be given by the Partnership to each limited partner.

RECORD DATE; REQUISITE CONSENTS

     The Partnership has fixed the close of business on           , 1997 (the
"Record Date"), as the Record Date for determining the limited partners entitled to notice of and to consent to the Sale, the Amendment and the Liquidation. Only limited partners on the Record Date or their duly designated proxies may execute and deliver a Consent Form. As of the Record Date, there were 35,727,572 Units outstanding held by approximately 2,060 limited partners. Limited partners are entitled to one vote per Unit.

     The Proposal must be approved by holders of at least a majority of the Units. Limited partner consent is required in connection with the Proposal because the limited partnership Agreement dated as of August 29, 1986, pursuant to which the Partnership was formed (as amended, supplemented or otherwise modified from time to time, the "Partnership Agreement") requires the consent (the "Requisite Consents") of the holders of a majority of the issued and outstanding Units, for (i) the disposition of "substantially all of" the Partnership's assets at one time, (ii) amendments to the Partnership Agreement and (iii) the dissolution and liquidation of the Partnership.

     If the Proposal is not approved by the limited partners, the General Partners intend to continue to operate the Partnership until a new plan of liquidation is proposed.

NO DISSENTING LIMITED PARTNERS' RIGHTS

     Under the California Revised Limited Partnership Act ("CRLPA"), a dissenter's appraisal rights are applicable to (i) a domestic limited partnership formed on or after January 1, 1997, (ii) a limited partnership if the partnership agreement so provides, or (iii) a limited partnership if all general partners and a majority in interest of the limited partners determine that the CRLPA article relating to dissenter's appraisal rights shall apply. The Partnership was formed prior to 1997 and the Partnership Agreement does not provide for dissenter's rights. Accordingly, limited partners do not have dissenter's appraisal rights with respect to the Proposal.

                                 OTHER MATTERS

     There are no matters other than as set forth in this Statement for which Consent Forms are being solicited.

                           INCORPORATION BY REFERENCE

     The following documents, which have been previously filed by the Partnership with the Securities and Exchange Commission, are hereby incorporated by reference:

          (1) The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) The Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

          (3) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (1) above.

     Pursuant to the regulations of the Securities and Exchange Commission, the Partnership will provide to each limited partner of record on the Record Date, without charge and upon written or oral request of such person, copies of all documents listed above.

                                          OUTLOOK INCOME FUND 9

                                          By: Glenborough Corporation,
                                              Managing General Partner

                                            By:
                                            ------------------------------------
                                                Andrew Batinovich, Chairman

                                          By:
                                          --------------------------------------
                                                    Robert Batinovich
                                                    Co-General Partner

[            ], 1997

                                    ANNEX A

                               PURCHASE AGREEMENT
                             OUTLOOK INCOME FUND 9
                                  BRYANT LAKE

     THIS PURCHASE AGREEMENT ("Agreement") is dated as of the Effective Date (as defined in Addendum I hereto) by and among Outlook Income Fund 9, a California limited partnership ("Transferor") and Glenborough Realty Trust Incorporated, a Maryland corporation ("GLB"), and Glenborough Property, L.P., a California limited partnership ("GPLP") (collectively, "Transferee").

                                    RECITALS

     A. Transferee desires to acquire the Property (as defined in Addendum I attached hereto) from Transferor and Transferor desires to sell the Property to Transferee, upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:

     1. Definitions. Terms used in this Agreement shall have the meanings set forth in Addendum I attached hereto.

     2. Agreement to Purchase and Sell. Subject to and upon the terms and conditions herein set forth and the representations and warranties contained herein, Transferor agrees to sell the Property to Transferee, and Transferee agrees to acquire the Property from Transferor.

     3. Consideration. Transferor and Transferee agree that the total Consideration for the Property shall be Nine Million Four Hundred Thousand Dollars ($9,400,000), subject to adjustment as provided herein.

        (a) The Consideration shall comprise the following components:

             (i) Earnest Money Deposit. Within one (1) business day of the Effective Date, Transferee shall deposit the Earnest Money in escrow with the Title Company. The Earnest Money shall be held in a federally insured interest-bearing account and interest accruing thereon shall be for the account of Transferee. The Earnest Money shall be in the form of cash, certificates of deposit or letters of credit issued by major national banks. In the event the transaction contemplated hereby is consummated, the Earnest Money plus interest accrued thereon shall be credited against Transferee's payment obligations hereunder.

             (ii) The Loan. At the Closing, there shall be credited against the Consideration an amount equal to the greater of (i) all amounts claimed by the lender under a payoff demand submitted to the Title Company, or
        (ii) the principal balance of the Loan, together with all accrued unpaid interest thereon as of the Closing Date, and all late charges, penalties or other charges owing under the Loan. The Loan is the responsibility of Transferee, which may, at its option, acquire the Property subject to the Loan (or any portion thereof), seek to assume the Loan (or any portion thereof), refinance the Loan (or any portion thereof), contemporaneously with or after the Closing, retire the Loan (or any portion thereof) at the Closing, or otherwise deal with the Loan in whatever manner it sees fit. Should Transferee assume the Loan (or any portion thereof), the cost of any assumption fee or related costs shall be the obligation of Transferee. Should Transferee retire the Loan (or any portion thereof), any prepayment penalty or similar charge shall be the obligation of Transferee.

             (iii) Cash. Immediately available funds, in an amount equal to the Consideration, less (i) the Earnest Money Deposit, as more fully described above, and (ii) less the amount of the Loan credit as calculated above, and subject to Closing Adjustments and prorations as defined herein.

          (b) Withhold if Transferor a Foreign Person. Transferor acknowledges and agrees that, if Transferor is a foreign person, Transferee may be required to withhold a portion of the Consideration pursuant to Section 1445 of the Internal Revenue Code or Sections 18805 and 26131 of the California Revenue and Taxation Code or similar laws or regulations of other states.

4. CONDITIONS TO CLOSING.

     (a) Transferee's Conditions Precedent. Transferee's Conditions Precedent as set forth below are precedent to Transferee's obligation to acquire the Property. The Transferee's Conditions Precedent are intended solely for the benefit of Transferee. If any of the Transferee's Conditions Precedent is not satisfied, Transferee shall have the right in its sole discretion either to waive the Transferee's Condition Precedent and proceed with the acquisition or terminate this Agreement by written notice to Transferor and the Title Company.

          (i) Conveyances by Transferor. At the Closing, Transferor shall convey to Transferee all of its right, title and interest to the Property by executing and delivering all documents required to be delivered by Transferor pursuant to the Section entitled "Closing and Escrow."

          (ii) Title Policy. Title Company shall be committed to issue a Title Policy with the Required Endorsements at Closing for each Property, showing title to such insured Property vested in Transferee, subject only to the Permitted Exceptions.

          (iii) Property Condition. The physical condition of the Real Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear and loss by casualty excepted.

          (iv) Limited Partner Consent. Transferor shall have received the Limited Partner Consent to this transaction.

          (v) Baratz Group Consent. Transferor shall have received the Baratz Group Consent to this transaction. Transferor represents and warrants that such consent has been obtained.

     (b) Transferor's Conditions Precedent. Transferor's Conditions Precedent as set forth below are precedent to Transferor's obligation to transfer the Property, and are intended solely for the benefit of Transferor. If any of the Transferor's Conditions Precedent is not satisfied, Transferor shall have the right in its sole discretion either to waive the Transferor's Condition Precedent and proceed with the acquisition or terminate this Agreement by written notice to Transferee and the Title Company.

          (i) Limited Partner Consent. Transferor shall have received the Limited Partner Consent to this transaction.

          (ii) Baratz Group Consent. Transferor shall have received the Baratz Group Consent to this transaction. Transferor represents and warrants that such consent has been obtained.

          (iii) In the event that, prior to the Closing Date, Transferor shall receive from an unaffiliated third party (a "Replacement Buyer") a bona fide, all cash, no contingency, "as is, where is" offer which would result in net sales proceeds to the Transferor in excess of the net sales proceeds that would be available to the Transferor upon consummation of the transaction contemplated hereunder, (a "Purchase Offer") for the purchase of all (and not less than all) of the Property, Transferor shall have the option (the "Termination Option") to terminate this Agreement in accordance with this provision. In the event that Transferor has received a Purchase Offer which Transferor desires to accept, Transferor shall send Transferee a written notice (the "Purchase Offer Notice"), together with a copy of the Purchase Offer, informing Transferee that it has received a Purchase Offer that it wishes to accept. Transferee shall have ten (10) business days following receipt of the Purchase Offer Notice to notify Transferor in writing whether or not Transferee wishes to match the Purchase Offer and proceed to acquire the Property under the terms and conditions contained in the Purchase Offer. If Transferee does not so notify Transferor within such ten (10) business day period, Transferor may exercise its Termination Option and proceed to sell the Property to the Replacement Buyer pursuant to the terms of the Purchase Offer, which actions shall not be considered a default hereunder, and Section 12(a) shall govern the consequences of the non-consummation of this transaction.

5. CLOSING AND ESCROW.

     (a) Closing Date. The Closing shall be conducted through, and all items to be delivered shall be delivered to, the Title Company, on or before the Closing Date, which may be extended upon mutual written agreement of the parties. In no event shall the Closing Date occur later than December 31, 1997, absent the mutual written agreement of the parties. If this transaction has not been closed by December 31, 1997, (or any later date agreed to by the parties in writing), then either party hereto may terminate this Agreement without liability, and
Section 12(a) shall govern the consequences of the non-consumatin of this transaction.

     (b) Deposit of Agreement and Escrow Instructions. The parties shall promptly deposit a fully executed copy of this Agreement with Title Company and this Agreement shall serve as escrow instructions to Title Company for consummation of the transactions contemplated hereby. The parties agree to execute such additional escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control unless a contrary intent is expressly indicated in such supplementary instructions. Transferor and Transferee hereby designate Title Company as the Reporting Person for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

     (c) Transferor's Deliveries to Escrow. At or before the Closing, Transferor shall deliver to Transferee the following, to the extent they have not already been delivered:

          (i) the duly executed and acknowledged Deeds for each Property;

          (ii) duly executed Assignments of Leases for each Property;

          (iii) duly executed Bills of Sale for each Property;

          (iv) duly executed Assignments of Contracts for each Property;

          (v) a FIRPTA affidavit (in the form attached as Exhibit E) pursuant to
     Section 1445(b)(2) of the Internal Revenue Code of 1986 (the code), and on which Transferee is entitled to rely, that Transferor is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code; and

          (vi) a California Form 590 (or equivalent form for another appropriate state) from Transferee certifying that Transferor has a permanent place of business in California or such other state and is qualified to do business in California or such other state; and

          (vii) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

     (d) Transferee's Deliveries to Transferor. At or before the Closing, Transferee shall deliver or cause to be delivered to escrow the following:

          (i) a duly executed Assignment of Leases for each Property;

          (ii) a duly executed Assignment of Contracts for each Property; and

          (iii) the Cash.

     (e) Deposit of Other Instruments. Transferor and Transferee shall each deposit such other instruments as are reasonably required by Title Company or otherwise required to close the escrow and consummate the transactions described herein in accordance with the terms hereof.

6. CLOSING ADJUSTMENTS AND PRORATIONS. With respect to each Property, the following adjustments shall be made, and the following procedures shall be followed:

          (a) Basis of Prorations. All prorations shall be calculated as of 12:01 a.m. on the Closing Date, on the basis of a 365-day year.

          (b) Items Not to be Prorated. There shall be no prorations or adjustments of any kind with respect to delinquent rents for full months prior to the month in which the Closing occurred. Delinquent Rents for full months prior to the month in which the Closing occurred shall remain the property of the Transferor, and Transferee shall have no claim thereto and no responsibility of any kind with respect thereto.

          (c) Closing Adjustments. Prior to Closing, Transferor shall prepare for review, comment and agreement by Transferee a proration statement for each Property, and each party shall be credited or charged at the Closing, in accordance with the following:

             (i) Rents. Transferor shall account to Transferee for any Rents actually collected by Transferor for the period in which the Closing occurs, and Transferee shall be credited for its share.

             (ii) Expenses.

                a) Prepaid Expenses. To the extent Expenses have been paid prior to the Closing Date for the period in which the Closing occurs, Transferor shall account to Transferee for such prepaid Expenses, and Transferor shall be credited for its pro rata share thereof for the period after the Closing Date.

                b) Unpaid Expenses. To the extent Expenses relating to the period in which the Closing occurs are unpaid as of the Closing Date but are ascertainable, Transferee shall be credited for Transferor's pro rata share of such Expenses for the period prior to the Closing date. The amount to be credited to Transferee hereunder shall include the amount of any future payments due to any Tenant under such Tenant's Lease as reimbursement for tenant improvements or otherwise.

                c) Property Taxes. For purposes of this Subsection entitled "Expenses," the Title Company shall pro-rate property taxes based on the most recent available tax bills.

                d) Insurance premiums. Any premiums for any insurance policies that Transferee elects to continue after the Closing Date shall be prorated as of the Closing Date.

             (iii) Security Deposits. Transferor shall deliver to Transferee all prepaid rents, security deposits, letters of credit and other collateral given to Transferor or any of its affiliates or successors-in-interest under any of the Leases.

          (d) Post-Closing Adjustments. After the Closing Date, Transferor and Transferee shall meet from time to time to discuss adjustments in accordance with the following;

             (i) Non-delinquent Rents. If Transferee collects any non-delinquent Rents applicable to the month in which the Closing occurred, Transferor's pro rata share of such Rents shall be credited to Transferor.

             (ii) Delinquent Rents for month in which the Closing occurred. If Transferee collects from any Tenant Rents that were delinquent as of the Closing Date and that relate to the period in which the Closing occurred, then such Rents shall be applied in the following order of priority: First, to reimburse Transferee for all out-of-pocket third-party collection costs actually incurred by Transferee in collecting such Rents (including the portion thereof relating to the period after the Closing Date); second, to satisfy such Tenant's Rent obligations relating to the period after the Closing Date; and third, to satisfy such delinquent Rent obligations relating to the period before the Closing Date. Transferor shall have no right to pursue the collection of such delinquent Rents.

             (iii) Expenses. With respect to any invoice received by Transferee after the Closing Date for Expenses that relate to the period in which the Closing occurred, Transferee will either, at Transferee's option,
        (A) pay the entire amount of the invoice and either bill Transferor for Transferor's share, or offset Transferor's share against any prorated Rents due to Transferor under subsection (i) or (ii) above, or (B) compute Transferee's pro rata share, write a check for that amount in favor of the vendor, and then send the invoice and check to Transferor, in which case Transferor agrees that it will pay for its share and forward the invoice and the two payments to the vendor. If real property taxes and assessments payable for any period prior to Closing are determined to be more than the amounts prorated herein (in the case of the current year) or paid by Transferor (in the case of any prior year), due to a reassessment of the Real Property or otherwise (other than as a result of the transfer of the Property contemplated herein), Transferor and Transferee shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts and Transferor shall pay to Transferee any increase in the amount of such real property taxes and assessment applicable to any period prior to Closing.

             (iv) Survival of Obligations. The obligations of Transferor and Transferee under the Subsection entitled "Post-Closing Adjustments" shall survive the Closing for a period of forty-five (45) days, and all such adjustments shall be made prior to that time.

          (e) Allocation of Closing Costs. Closing costs shall be allocated as set forth below:

             (i) Escrow charges: in accordance with local custom.

             (ii) Recording fees: in accordance with local custom.

             (iii) Title insurance premium: in accordance with local custom.

             (iv) Transfer taxes: in accordance with local custom.

7. TRANSFER OF PROPERTY "AS IS". The Property is being sold and conveyed by Transferor to Transferee "AS IS, WHERE IS, WITH ALL FAULTS", in such condition as the same may be on the Closing Date, without any representations and warranties by the Transferor as to any conditions of the Property, including, without limitation, surface and subsurface environmental conditions, whether latent or patent. Transferor makes no guarantee, warranty or representation, express or implied, as to the quality, character, or condition of the Property (or any part thereof) or the fitness of the Property (or any part thereof) for any use or purpose or any representation as to the nonexistence of any toxic or hazardous waste. Transferee shall have no claim, in law or in equity, based upon the condition of the Property or the failure of the Property to meet any standards. In no event shall Transferor be liable for any incidental, special, exemplary or consequential damages, including, without limitation, loss of profits or revenue, interference with business operations, loss of tenants, lenders, investors, buyers, diminution in value of the Property, or inability to use the Property, due to the condition of the Property. Transferee represents and warrants to Transferor that on or before the Closing Date Transferee will have had ample opportunity to make a proper inspection, examination and investigation of the Property to familiarize itself with their condition and that it will do so to its satisfaction. Transferee agrees that, upon acceptance of the condition of the Property, it shall purchase and accept title to the Property including any and all environmental conditions. In the event that any hazardous substances are discovered on, at or under the Property, Transferee shall not maintain any action or assert any claim against Transferor, its successors and their respective members, employees and agents arising out of or relating to any such hazardous substances, including, without limitation, any for contribution or the generation, use, handling, treatment, removal, storage, decontamination, cleanup, transport or disposal thereof, and Transferee hereby waives and releases Transferor from any and all such claims. The provisions of this Section shall survive the Closing or any termination of this Agreement.

     As part of the provisions of this Section, but not as a limitation thereon, Transferee hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and the Transferee hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon it by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                                                          TRANSFEREE____________

8. TRANSFEREE'S REPRESENTATIONS AND WARRANTIES. Transferee hereby represents and warrants to Transferor as follows:

          (a) GPLP is a duly organized and validly existing limited partnership in good standing under the laws of the State of California, and GLB is a duly organized and validly existing corporation under the laws of the State of Maryland. This Agreement and all documents executed by Transferee which are to be delivered to Transferor at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Transferee, and are or at the Closing will be legal, valid and binding obligations of Transferee, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Transferee is subject.

          (b) Transferee has made (or will make prior to the Closing Date) an independent investigation with regard to the Property, and Transferee's intended use thereof, including without limitation, review and/or approval of matters disclosed by Transferor pursuant to this Agreement.

          (c) There is no litigation pending or, to Transferee's knowledge, threatened, against Transferee or any basis therefor that might materially and detrimentally affect the ability of Transferee to perform its obligations under this Agreement. Transferee shall notify Transferor promptly of any such litigation of which Transferee becomes aware.

          (d) All representations and warranties set forth herein shall be true as of the Effective Date and the Closing Date.

9. INDEMNIFICATION BY TRANSFEREE. Transferee agrees to indemnify Transferor and its partners and defend and hold Transferor and its partners harmless from any claims, losses, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, attorneys fees, asserted against, incurred or suffered by Transferor resulting from or arising out of (i) the ownership, management and operations of the Property after the Closing Date; and
(ii) the efforts of Transferor to obtain the Limited Partner Consent, including, without limitation, the solicitation of the approval of the limited partners of Transferor, and any materials delivered to such limited partners in connection therewith.

10. RISK OF LOSS.

     (a) Notice of Loss. If, prior to the Closing Date, any portion of the Property suffers a Minor or Major Loss, Transferee shall immediately notify Transferor of that fact, which notice shall include sufficient detail to apprise Transferee of the current status of the Property following such loss.

     (b) Minor Loss. Transferee's obligations hereunder shall not be affected by the occurrence of a Minor Loss, provided that: (i) upon the Closing, there shall be a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Transferor as a result of such Minor Loss, to the extent not applied by Transferor to the repair of the Property, plus the amount of any insurance deductible; or (ii) insurance or condemnation proceeds available to Transferor are sufficient to cover the cost of restoration and the insurance carrier has admitted liability for the payment of such costs. If the proceeds or awards have not been collected as of the Closing, then Transferor's right, title and interest to such proceeds or awards shall be assigned to Transferee at the Closing, together with a credit against the Consideration in the amount of any insurance deductible.

     (c) Major Loss. In the event of a Major Loss, Transferee may, at its option to be exercised by written notice to Transferor within twenty (20) days of Transferor's notice to Transferee of the occurrence thereof, elect to either (i) terminate this Agreement, or (ii) consummate the acquisition of the Property for the full Consideration, subject to the following. If Transferee elects to proceed with the acquisition of the Property, then the Closing shall be postponed to the later of the Closing Date or the date which is five (5) days after Transferee makes such election and, upon the Closing, Transferee shall be given a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Transferor as a result of such Major Loss, to the extent not applied by Transferor to the repair of the Property, plus the amount of any insurance deductible. If the proceeds or awards have not been collected as of the Closing, then Transferor's right, title and interest to such proceeds or awards shall be assigned to Transferee, and Transferor will cooperate with Transferee as reasonably requested by Transferee in the collection of such proceeds or award. If Transferee fails to give Transferor notice within such 20-day period, then Transferee will be deemed to have elected to terminate this Agreement.

11. TRANSFEROR'S CONTINUED OPERATION OF THE PROPERTY.

     (a) General. Except as otherwise contemplated or permitted by this Agreement or approved by Transferee in writing, from the Effective Date to the Closing Date, Transferor will operate, maintain, repair and lease each of the Property in a prudent manner, in the ordinary course of business, on an arm's-length basis and consistent with its past practices (and without limiting the foregoing, Transferor shall, in the ordinary course, negotiate with prospective tenants and enter into leases of the Property, enforce leases in all material respects including eviction proceedings against all Tenants with delinquencies in excess of 30 days, pay all costs and expenses of the Property, including, without limitation, debt service, real estate taxes and assessments, and maintain insurance and pay and perform obligations under the Loan Documents) and will not dispose of or encumber any of the Property or any part thereof, except for dispositions of personal property in the ordinary course of business. Between the Effective Date and the Closing, Transferor shall continue to undertake capital improvements with respect to the Property in the ordinary course of business.

     (b) Actions Requiring Transferee's Consent. Notwithstanding the above terms of this Section, Transferor shall not, without the prior written approval of Transferee, take any of the following actions:

          (i) Leases. Execute or renew any Lease; or terminate any Lease; or modify or waive any material term of any Lease;

          (ii) Contracts. Except as otherwise required under this Agreement, enter into, execute or terminate any operating agreement, reciprocal easement agreement, management agreement or any lease, contract, agreement or other commitment of any sort (including any contract for capital items or expenditures), with respect to the Property.

          (iii) Loan Documents. Waive or modify any material term under any Loan Document.

     (c) Cost of Tenant Improvements and Leasing Commissions. In connection with any new leases or modifications of existing Leases entered into between the Effective Date and the Closing and approved by Transferee, the cost of tenant improvement work and leasing commissions shall be prorated between Transferee and Transferor in proportion to the ratio between the portion of the new lease term prior to the Closing Date and the portion of the new lease term after the Closing Date. Transferor shall be responsible for the cost of tenant improvement work and leasing commissions for all Leases (and amendments thereto) entered into prior to the Effective Date other than in connection with the extension, expansion or renewal of existing Leases, regardless of when the same are payable, and Transferor's obligations with respect thereto shall survive the Closing to the extent that Transferee does not assume such obligations at Closing and receive a credit against the Consideration equal to such obligations as have been assumed.

12. NON-CONSUMMATION OF THE TRANSACTION. If the transaction is not consummated on or before the Closing Date, the following provisions shall apply:

     (a) No Default. If the transaction is not consummated for a reason other than a default by one of the parties, then (i) Title Company and each party shall return to the depositor thereof the Earnest Money and all other funds and items which were deposited hereunder; (ii) Transferor and Transferee shall each bear one-half of any Escrow cancellation charges. Any return of funds or other items by the Title Company or any party as provided herein shall not relieve either party of any liability it may have for its wrongful failure to close.

     (b) Default by Transferor. If the transaction is not consummated as a result of a default by Transferor, then Transferee may as its sole and exclusive remedy, elect to either (i) terminate this Agreement by delivery of notice of termination to Transferor, whereupon (A) the Earnest Money plus interest accrued thereon shall be immediately returned to Transferee, and (B) Transferor shall pay to Transferee any title, escrow, legal and inspection fees incurred by Transferee and any other expenses incurred by Transferee in connection with its review of the Property and/or the negotiation, documentation and performance of this Agreement (including, without limitation, environmental and engineering consultants' fees and expenses), in which case neither party shall have any further rights or obligations hereunder; or (ii) continue this Agreement pending Transferee's action for specific performance.

     (c) Default by Transferee. If the Closing does not occur as a result of a default by Transferee, then (i) Transferee shall pay all escrow cancellation charges, (ii) Title Company shall deliver the Earnest Money to Transferor as its full and complete liquidated damages and its sole and exclusive remedy for Transferee's default. If the transaction is not consummated because of a default by Transferee, the Earnest Money together with the interest accrued thereon shall be paid to and retained by Transferor as liquidated damages. THE PARTIES HAVE AGREED THAT TRANSFEROR'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY TRANSFEREE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF TRANSFEROR'S DAMAGES AND AS TRANSFEROR'S EXCLUSIVE REMEDY AGAINST TRANSFEREE, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF TRANSFEREE.

                  INITIALS: TRANSFEROR______ TRANSFEREE______

13. MISCELLANEOUS

     (a) Disclosure of Transaction. Neither party shall publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby except in accordance with the following. Transferor shall not publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby without the prior written consent of Transferee, which shall not be unreasonably withheld. Transferee shall not publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby unless: (i) the information disseminated by Transferee is limited to the name of the Transferor; a general description of the Property including size, type and location; the amount and nature of the Consideration; and Transferee's anticipated yield from the acquisition of the Property; or (ii) Transferee has obtained the prior written consent of Transferor, which shall not be unreasonably withheld. The parties hereto acknowledge and Transferee consents to Transferor disclosing the terms of this Agreement as appropriate in connection with its efforts to obtain the Limited Partner Consent.

     (b) Possession. Possession of the Property shall be delivered to Transferee upon the Closing.

     (c) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) day after being deposited with Federal Express, DHL Worldwide Express or another reliable overnight courier service or transmitted by facsimile telecopy, or (iii) two (2) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as indicated below, or such other address as either party may from time to time specify in writing to the other.
If to Transferee:
Glenborough Realty Trust
Incorporated
400 South El Camino Real, 11th Floor
San Mateo, CA 94402-1708
Attention: Andrew Batinovich

with a copy to:
Glenborough Realty Trust Incorporated
400 South El Camino Real, 11th Floor
San Mateo, CA 94402-1708
Attention: G. Lee Burns, Jr.

     (d) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the contemplated herein. In the event that any broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and shall indemnify and hold harmless the other party from and against all liabilities, losses, costs and expenses (including reasonable attorneys' fees) arising in connection with such claim for a commission or finder's fee. The provisions of this Subsection shall survive the Closing.

     (e) Successors and Assigns. Subject to the following, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs, administrators and assigns. Transferee shall not have the right to assign its right, title and interest in and to this Agreement without Transferor's written consent, except that Transferee shall have the right to assign its right title and interest in and to this Agreement to one or more assignees that are affiliates of Transferee at any time before the Closing Date; provided, however that such assignee(s) shall assume all obligations of Transferee, and such assignment and assumption shall not release Transferee from any obligation hereunder. Transferor shall not have the right to assign its interest in this Agreement.

     (f) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Transferor and Transferee.

     (g) Governing Law. This Agreement has been negotiated and executed in San Mateo County, California and the substantive laws of the State of California, without reference to its conflict of laws provisions, will govern the validity, construction, and enforcement of this Agreement.

     (h) Merger of Prior Agreements. This Agreement and the Addenda, Exhibits and Schedules hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

     (i) Arbitration of Disputes. Any controversy, claim , counterclaim, or disputes between or among the parties hereto arising out of or relating to the interpretation, application, breach or enforcement of this Agreement or any related agreements or instruments ("Subject Documents") ("Dispute"), shall, at the option of any party, and at that party's expense, be submitted to mediation, using either the American Arbitration Association (AAA) or Judicial Arbitration and Mediation Services, Inc. (JAMS). If mediation is not used, or if it is used and it fails to resolve the Dispute within 30 days from the date AAA or JAMS is engaged, then the Dispute shall be determined by neutral binding arbitration in accordance with the
                                          If to Transferor:
                                          Outlook Income Fund 9
                                          c/o Glenborough Corporation
                                          400 South El Camino, 11th Floor
                                          San Mateo, CA 94402-1708
                                          Attention: Robert Batinovich

Commercial Arbitration Rules then in effect of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the U.S. Code, notwithstanding any other choice of law provision(s) herein or in the Subject Documents. Any controversy concerning whether a Dispute is arbitrable shall be determined by the arbitrator(s). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. The parties hereto agree that the arbitrator shall be empowered to grant equitable, as well as legal, relief, including, without limitation, the power to compel specific performance of this Agreement. The parties further consent that the initiation of mediation and/or arbitration pursuant to these provisions shall constitute an action or the equivalent for purposes of determining a party's right to file a lis pendens in the official records of the jurisdiction where the Property is/are located. The parties consent that judgment on the award rendered may be entered in any state court sitting in San Mateo County, California, and that any mediation and/or arbitration shall take place in San Mateo, California.

     NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

       -------------------------------------------
    ----------------------------------------------------------------------------
       Transferor                       Transferee

     (j) Enforcement. If either party fails to perform any of its obligations under this Agreement or if a dispute arises between the parties concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, arbitration or court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

     (k) Time is of the Essence. Time is of the essence of this Agreement.

     (l) Severability. If any provision of this Agreement. or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     (n) Addenda, Exhibits and Schedules. All addenda, exhibits and schedules referred to herein are, unless otherwise indicated, incorporate herein by this reference as though set forth herein in full.

     (o) Construction. Headings at the beginning of each section and subsection are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. In the event the date on which Transferor or Transferee is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TRANSFEROR

Outlook Income Fund 9,
a California limited partnership

By  Glenborough Corporation,
     a California corporation,
     its General Partner

     By
       its

Date:  ________________ , 1997

TRANSFEREE

Glenborough Realty Trust Incorporated
a Maryland corporation

By:
    its:

Glenborough Property, L.P.
a California limited partnership

By Glenborough Realty Trust
   Incorporated
    a Maryland corporation,
    its General Partner

    By
       its

Date:  ________________ , 1997

FIRST AMERICAN TITLE INSURANCE COMPANY

     The undersigned executes this Agreement for the purposes of acknowledging its agreement to serve as escrow agent in accordance with the terms of this Agreement and to acknowledge receipt of the Earnest Money from the Transferee.

First American Title Insurance Company

By:

Its:

                                    ANNEX B

                               PURCHASE AGREEMENT
                             OUTLOOK INCOME FUND 9
                              COUNTRY SUITES TEMPE

     THIS PURCHASE AGREEMENT ("Agreement") is dated as of the Effective Date (as defined in Addendum I hereto) by and among Outlook Income Fund 9, a California
limited partnership ("Transferor") and                   , a
                     ("Transferee").

                                    RECITALS

     A. Transferee desires to acquire the Property (as defined in Addendum I attached hereto) from Transferor and Transferor desires to sell the Property to Transferee, upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:

     1. DEFINITIONS. Terms used in this Agreement shall have the meanings set forth in Addendum I attached hereto.

     2. AGREEMENT TO PURCHASE AND SELL. Subject to and upon the terms and conditions herein set forth and the representations and warranties contained herein, Transferor agrees to sell the Property to Transferee, and Transferee agrees to acquire the Property from Transferor.

     3. CONSIDERATION. Transferor and Transferee agree that the total Consideration for the Property shall be Six Million Four Hundred Thousand Dollars ($6,400,000), subject to adjustment as provided herein.

          (a) The Consideration shall comprise the following components:

             (i) Earnest Money Deposit. Within one (1) business day of the Effective Date, Transferee shall deposit the Earnest Money in escrow with the Title Company. The Earnest Money shall be held in a federally insured interest-bearing account and interest accruing thereon shall be for the account of Transferee. The Earnest Money shall be in the form of cash, certificates of deposit or letters of credit issued by major national banks. In the event the transaction contemplated hereby is consummated, the Earnest Money plus interest accrued thereon shall be credited against Transferee's payment obligations hereunder.

             (ii) The Loan. At the Closing, there shall be credited against the Consideration an amount equal to the greater of (i) all amounts claimed by the lender under a payoff demand submitted to the Title Company, or
        (ii) the principal balance of the Loan, together with all accrued unpaid interest thereon as of the Closing Date, and all late charges, penalties or other charges owing under the Loan. The Loan is the responsibility of Transferee, which may, at its option, acquire the Property subject to the Loan (or any portion thereof), seek to assume the Loan (or any portion thereof), refinance the Loan (or any portion thereof), contemporaneously with or after the Closing, retire the Loan (or any portion thereof) at the Closing, or otherwise deal with the Loan in whatever manner it sees fit. Should Transferee assume the Loan (or any portion thereof), the cost of any assumption fee or related costs shall be the obligation of Transferee. Should Transferee retire the Loan (or any portion thereof), any prepayment penalty or similar charge shall be the obligation of Transferee.

             (iii) Cash. Immediately available funds, in an amount equal to the Consideration, less (i) the Earnest Money Deposit, as more fully described above, and (ii) less the amount of the Loan credit as calculated above, and subject to Closing Adjustments and prorations as defined herein.

          (b) Withhold if Transferor a Foreign Person. Transferor acknowledges and agrees that, if Transferor is a foreign person, Transferee may be required to withhold a portion of the Consideration pursuant to Section 1445 of the Internal Revenue Code or Sections 18805 and 26131 of the California Revenue and Taxation Code or similar laws or regulations of other states.

4. CONDITIONS TO CLOSING.

     (a) Transferee's Conditions Precedent. Transferee's Conditions Precedent as set forth below are precedent to Transferee's obligation to acquire the Property. The Transferee's Conditions Precedent are intended solely for the benefit of Transferee. If any of the Transferee's Conditions Precedent is not satisfied, Transferee shall have the right in its sole discretion either to waive the Transferee's Condition Precedent and proceed with the acquisition or terminate this Agreement by written notice to Transferor and the Title Company.

          (i) Conveyances by Transferor. At the Closing, Transferor shall convey to Transferee all of its right, title and interest to the Property by executing and delivering all documents required to be delivered by Transferor pursuant to the Section entitled "Closing and Escrow."

          (ii) Title Policy. Title Company shall be committed to issue a Title Policy with the Required Endorsements at Closing for the Property, showing title to such insured Property vested in Transferee, subject only to the Permitted Exceptions.

          (iii) Property Condition. The physical condition of the Real Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear and loss by casualty excepted.

          (iv) Limited Partner Consent. Transferor shall have received the Limited Partner Consent to this transaction.

     (b) Transferor's Conditions Precedent. Transferor's Conditions Precedent as set forth below are precedent to Transferor's obligation to transfer the Property, and are intended solely for the benefit of Transferor. If any of the Transferor's Conditions Precedent is not satisfied, Transferor shall have the right in its sole discretion either to waive the Transferor's Condition Precedent and proceed with the acquisition or terminate this Agreement by written notice to Transferee and the Title Company.

          (i) Transferor shall have received the Limited Partner Consent to this transaction.

          (ii) In the event that, prior to the Closing Date, Transferor shall receive from an unaffiliated third party (a "Replacement Buyer") a bona fide, all cash, no contingency, "as is, where is" offer which would result in net sales proceeds to the Transferor in excess of the net sales proceeds that would be available to the Transferor upon consummation of the transaction contemplated hereunder, (a "Purchase Offer") for the purchase of all (and not less than all) of the Property, Transferor shall have the option (the "Termination Option") to terminate this Agreement in accordance with this provision. In the event that Transferor has received a Purchase Offer which Transferor desires to accept, Transferor shall send Transferee a written notice (the "Purchase Offer Notice"), together with a copy of the Purchase Offer, informing Transferee that it has received a Purchase Offer that it wishes to accept. Transferee shall have ten (10) business days following receipt of the Purchase Offer Notice to notify Transferor in writing whether or not Transferee wishes to match the Purchase Offer and proceed to acquire the Property under the terms and conditions contained in the Purchase Offer. If Transferee does not so notify Transferor within such ten (10) business day period, Transferor may exercise its Termination Option and proceed to sell the Property to the Replacement Buyer pursuant to the terms of the Purchase Offer, which actions shall not be considered a default hereunder, and Section 12(a) shall govern the consequences of the non-consummation of this transaction.

5. CLOSING AND ESCROW.

     (a) Closing Date. The Closing shall be conducted through, and all items to be delivered shall be delivered to, the Title Company, on or before the Closing Date, which may be extended upon mutual written agreement of the parties. In no event shall the Closing Date occur later than December 31, 1997, absent the mutual written agreement of the parties. If this transaction has not been closed by December 31, 1997, (or any later date agreed to by the parties in writing), then either party hereto may terminate this Agreement without liability, and
Section 12(a) shall govern the consequences of the nonconsummation of this transaction.

     (b) Deposit of Agreement and Escrow Instructions. The parties shall promptly deposit a fully executed copy of this Agreement with Title Company and this Agreement shall serve as escrow instructions to Title Company for consummation of the transactions contemplated hereby. The parties agree to execute such additional escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control unless a contrary intent is expressly indicated in such supplementary instructions. Transferor and Transferee hereby designate Title Company as the Reporting Person for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

     (c) Transferor's Deliveries to Escrow. At or before the Closing, Transferor shall deliver to Transferee the following, to the extent they have not already been delivered:

          (i) the duly executed and acknowledged Deed for the Property;

          (ii) duly executed Bill of Sale for the Property;

          (iii) duly executed Assignments of Contracts for the Property;

          (iv) a FIRPTA affidavit (in the form attached as Exhibit E) pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986 (the code ), and on which Transferee is entitled to rely, that Transferor is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code; and

          (v) a California Form 590 (or equivalent form for another appropriate state) from Transferee certifying that Transferor has a permanent place of business in California or such other state and is qualified to do business in California or such other state; and

          (vi) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

     (d) Transferee's Deliveries to Transferor. At or before the Closing, Transferee shall deliver or cause to be delivered to escrow the following:

          (i) a duly executed Assignment of Contracts for the Property; and

          (ii) the Cash.

     (e) Deposit of Other Instruments. Transferor and Transferee shall each deposit such other instruments as are reasonably required by Title Company or otherwise required to close the escrow and consummate the transactions described herein in accordance with the terms hereof.

6. CLOSING ADJUSTMENTS AND PRORATIONS. With respect to the Property, the following adjustments shall be made, and the following procedures shall be followed:

          (a) Basis of Prorations. All prorations shall be calculated as of 12:01 a.m. on the Closing Date, on the basis of a 365-day year.

          (b) Closing Adjustments. Prior to Closing, Transferor shall prepare for review, comment and agreement by Transferee a proration statement for the Property, and each party shall be credited or charged at the Closing, in accordance with the following:

           (i) Expenses.

                a) Prepaid Expenses. To the extent Expenses have been paid prior to the Closing Date for the period in which the Closing occurs, Transferor shall account to Transferee for such prepaid Expenses, and Transferor shall be credited for its pro rata share thereof for the period after the Closing Date.

                b) Unpaid Expenses. To the extent Expenses relating to the period in which the Closing occurs are unpaid as of the Closing Date but are ascertainable, Transferee shall be credited for Transferor's pro rata share of such Expenses for the period prior to the Closing date.

                c) Property Taxes. For purposes of this Subsection entitled "Expenses," the Title Company shall pro-rate property taxes based on the most recent available tax bills.

                d) Insurance premiums. Any premiums for any insurance policies that Transferee elects to continue after the Closing Date shall be prorated as of the Closing Date.

          (c) Post-Closing Adjustments. After the Closing Date, Transferor and Transferee shall meet from time to time to discuss adjustments in accordance with the following;

             (i) Expenses. With respect to any invoice received by Transferee after the Closing Date for Expenses that relate to the period in which the Closing occurred, Transferee will either, at Transferee's option,
        (A) pay the entire amount of the invoice and either bill Transferor for Transferor's share, or offset Transferor's share against any prorated Rents due to Transferor under subsection (i) or (ii) above, or (B) compute Transferee's pro rata share, write a check for that amount in favor of the vendor, and then send the invoice and check to Transferor, in which case Transferor agrees that it will pay for its share and forward the invoice and the two payments to the vendor. If real property taxes and assessments payable for any period prior to Closing are determined to be more than the amounts prorated herein (in the case of the current year) or paid by Transferor (in the case of any prior year), due to a reassessment of the Real Property or otherwise (other than as a result of the transfer of the Property contemplated herein), Transferor and Transferee shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts and Transferor shall pay to Transferee any increase in the amount of such real property taxes and assessment applicable to any period prior to Closing.

             (ii) Survival of Obligations. The obligations of Transferor and Transferee under the Subsection entitled "Post-Closing Adjustments" shall survive the Closing for a period of forty-five (45) days, and all such adjustments shall be made prior to that time.

          (d) Allocation of Closing Costs. Closing costs shall be allocated as set forth below:

             (i) Escrow charges: in accordance with local custom.

             (ii) Recording fees: in accordance with local custom.

             (iii) Title insurance premium: in accordance with local custom.

             (iv) Transfer taxes: in accordance with local custom.

7. TRANSFER OF PROPERTY "AS IS". The Property is being sold and conveyed by Transferor to Transferee "AS IS, WHERE IS, WITH ALL FAULTS", in such condition as the same may be on the Closing Date, without any representations and warranties by the Transferor as to any conditions of the Property, including, without limitation, surface and subsurface environmental conditions, whether latent or patent. Transferor makes no guarantee, warranty or representation, express or implied, as to the quality, character, or condition of the Property (or any part thereof) or the fitness of the Property (or any part thereof) for any use or purpose or any representation as to the nonexistence of any toxic or hazardous waste. Transferee shall have no claim, in law or in equity, based upon the condition of the Property or the failure of the Property to meet any standards. In no event shall Transferor be liable for any incidental, special, exemplary or consequential damages, including, without limitation, loss of profits or revenue, interference with business operations, loss of tenants, lenders, investors, buyers, diminution in value of the Property, or inability to use the Property, due to the condition of the Property. Transferee represents and warrants to Transferor that on or before the Closing Date Transferee will have had ample opportunity to make a proper inspection, examination and investigation of the Property to familiarize itself with their condition and that it will do so to its satisfaction. Transferee agrees that, upon acceptance of the condition of the Property, it shall purchase and accept title to the Property including any and all environmental conditions. In the event that any hazardous substances are discovered on, at or under the

Property, Transferee shall not maintain any action or assert any claim against Transferor, its successors and their respective members, employees and agents arising out of or relating to any such hazardous substances, including, without limitation, any for contribution or the generation, use, handling, treatment, removal, storage, decontamination, cleanup, transport or disposal thereof, and Transferee hereby waives and releases Transferor from any and all such claims. The provisions of this Section shall survive the Closing or any termination of this Agreement.

     As part of the provisions of this Section, but not as a limitation thereon, Transferee hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and the Transferee hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon it by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                                                              TRANSFEREE________

8. TRANSFEREE'S REPRESENTATIONS AND WARRANTIES. Transferee hereby represents and warrants to Transferor as follows:

          (a) GPLP is a duly organized and validly existing limited partnership in good standing under the laws of the State of California, and GLB is a duly organized and validly existing corporation under the laws of the State of Maryland. This Agreement and all documents executed by Transferee which are to be delivered to Transferor at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Transferee, and are or at the Closing will be legal, valid and binding obligations of Transferee, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Transferee is subject.

          (b) Transferee has made (or will make prior to the Closing Date) an independent investigation with regard to the Property, and Transferee's intended use thereof, including without limitation, review and/or approval of matters disclosed by Transferor pursuant to this Agreement.

          (c) There is no litigation pending or, to Transferee's knowledge, threatened, against Transferee or any basis therefor that might materially and detrimentally affect the ability of Transferee to perform its obligations under this Agreement. Transferee shall notify Transferor promptly of any such litigation of which Transferee becomes aware.

          (d) All representations and warranties set forth herein shall be true as of the Effective Date and the Closing Date.

9. INDEMNIFICATION BY TRANSFEREE. Transferee agrees to indemnify Transferor and its partners and defend and hold Transferor and its partners harmless from any claims, losses, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, attorneys fees, asserted against, incurred or suffered by Transferor resulting from or arising out of (i) the ownership, management and operations of the Property after the Closing Date; and
(ii) the efforts of Transferor to obtain the Limited Partner Consent, including, without limitation, the solicitation of the approval of the limited partners of Transferor, and any materials delivered to such limited partners in connection therewith.

10.  RISK OF LOSS.

     (a) Notice of Loss. If, prior to the Closing Date, any portion of the Property suffers a Minor or Major Loss, Transferee shall immediately notify Transferor of that fact, which notice shall include sufficient detail to apprise Transferee of the current status of the Property following such loss.

     (b) Minor Loss. Transferee's obligations hereunder shall not be affected by the occurrence of a Minor Loss, provided that: (i) upon the Closing, there shall be a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Transferor as a result of such Minor Loss, to the extent not applied by Transferor to the repair of the Property, plus the amount of any insurance deductible; or (ii) insurance or condemnation proceeds available to Transferor are sufficient to cover the cost of restoration and the insurance carrier has admitted liability for the payment of such costs. If the proceeds or awards have not been collected as of the Closing, then Transferor's right, title and interest to such proceeds or awards shall be assigned to Transferee at the Closing, together with a credit against the Consideration in the amount of any insurance deductible.

     Major Loss. In the event of a Major Loss, Transferee may, at its option to be exercised by written notice to Transferor within twenty (20) days of Transferor's notice to Transferee of the occurrence thereof, elect to either (i) terminate this Agreement, or (ii) consummate the acquisition of the Property for the full Consideration, subject to the following. If Transferee elects to proceed with the acquisition of the Property, then the Closing shall be postponed to the later of the Closing Date or the date which is five (5) days after Transferee makes such election and, upon the Closing, Transferee shall be given a credit against the Consideration equal to the amount of any insurance proceeds or condemnation awards collected by Transferor as a result of such Major Loss, to the extent not applied by Transferor to the repair of the Property, plus the amount of any insurance deductible. If the proceeds or awards have not been collected as of the Closing, then Transferor's right, title and interest to such proceeds or awards shall be assigned to Transferee, and Transferor will cooperate with Transferee as reasonably requested by Transferee in the collection of such proceeds or award. If Transferee fails to give Transferor notice within such 20-day period, then Transferee will be deemed to have elected to terminate this Agreement.

11. RESERVED.

12. NON-CONSUMMATION OF THE TRANSACTION. If the transaction is not consummated on or before the Closing Date, the following provisions shall apply:

          (a) No Default. If the transaction is not consummated for a reason other than a default by one of the parties, then (i) Title Company and each party shall return to the depositor thereof the Earnest Money and all other funds and items which were deposited hereunder; (ii) Transferor and Transferee shall each bear one-half of any Escrow cancellation charges. Any return of funds or other items by the Title Company or any party as provided herein shall not relieve either party of any liability it may have for its wrongful failure to close.

          (b) Default by Transferor. If the transaction is not consummated as a result of a default by Transferor, then Transferee may as its sole and exclusive remedy, elect to either (i) terminate this Agreement by delivery of notice of termination to Transferor, whereupon (A) the Earnest Money plus interest accrued thereon shall be immediately returned to Transferee, and (B) Transferor shall pay to Transferee any title, escrow, legal and inspection fees incurred by Transferee and any other expenses incurred by Transferee in connection with its review of the Property and/or the negotiation, documentation and performance of this Agreement (including, without limitation, environmental and engineering consultants' fees and expenses), in which case neither party shall have any further rights or obligations hereunder; or (ii) continue this Agreement pending Transferee's action for specific performance.

          (c) Default by Transferee. If the Closing does not occur as a result of a default by Transferee, then (i) Transferee shall pay all escrow cancellation charges, (ii) Title Company shall deliver the Earnest Money to Transferor as its full and complete liquidated damages and its sole and exclusive remedy for Transferee's default. If the transaction is not consummated because of a default by Transferee, the Earnest Money together with the interest accrued thereon shall be paid to and retained by Transferor as liquidated damages. THE PARTIES HAVE AGREED THAT TRANSFEROR'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY TRANSFEREE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS

     BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF TRANSFEROR'S DAMAGES AND AS TRANSFEROR'S EXCLUSIVE REMEDY AGAINST TRANSFEREE, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF TRANSFEREE.

                              INITIALS: TRANSFEROR
                              --------- TRANSFEREE
                                   ---------

13.  MISCELLANEOUS

     (a) Possession. Possession of the Property shall be delivered to Transferee upon the Closing.

(b) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) day after being deposited with Federal Express, DHL Worldwide Express or another reliable overnight courier service or transmitted by facsimile telecopy, or (iii) two (2) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as indicated below, or such other address as either party may from time to time specify in writing to the other.

If to Transferee:                        If to Transferor:
                                         Outlook Income Fund 9
                                         c/o Glenborough Corporation
                                         400 South El Camino, 11th Floor
Attention:                               San Mateo, CA 94402-1708
                                         Attention: Robert Batinovich

with a copy to:

Attention:


     (c) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the contemplated herein. In the event that any broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and shall indemnify and hold harmless the other party from and against all liabilities, losses, costs and expenses (including reasonable attorneys' fees) arising in connection with such claim for a commission or finder's fee. The provisions of this Subsection shall survive the Closing.

     (d) Successors and Assigns. Subject to the following, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs, administrators and assigns. Transferee shall not have the right to assign its right, title and interest in and to this Agreement without Transferor's written consent, except that Transferee shall have the right to assign its right title and interest in and to this Agreement to one or more assignees that are affiliates of Transferee at any time before the Closing Date; provided, however that such assignee(s) shall assume all obligations of Transferee, and such assignment and assumption shall not release Transferee from any obligation hereunder. Transferor shall not have the right to assign its interest in this Agreement.

     (e) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Transferor and Transferee.

     (f) Governing Law. This Agreement has been negotiated and executed in San Mateo County, California and the substantive laws of the State of California, without reference to its conflict of laws provisions, will govern the validity, construction, and enforcement of this Agreement.

     (g) Merger of Prior Agreements. This Agreement and the Addenda, Exhibits and Schedules hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

     (h) Arbitration of Disputes. Any controversy, claim , counterclaim, or disputes between or among the parties hereto arising out of or relating to the interpretation, application, breach or enforcement of this Agreement or any related agreements or instruments ("Subject Documents") ("Dispute"), shall, at the option of any party, and at that party's expense, be submitted to mediation, using either the American Arbitration Association (AAA) or Judicial Arbitration and Mediation Services, Inc. (JAMS). If mediation is not used, or if it is used and it fails to resolve the Dispute within 30 days from the date AAA or JAMS is engaged, then the Dispute shall be determined by neutral binding arbitration in accordance with the Commercial Arbitration Rules then in effect of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the U.S. Code, notwithstanding any other choice of law provision(s) herein or in the Subject Documents. Any controversy concerning whether a Dispute is arbitrable shall be determined by the arbitrator(s). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. The parties hereto agree that the arbitrator shall be empowered to grant equitable, as well as legal, relief, including, without limitation, the power to compel specific performance of this Agreement. The parties further consent that the initiation of mediation and/or arbitration pursuant to these provisions shall constitute an action or the equivalent for purposes of determining a party's right to file a lis pendens in the official records of the jurisdiction where the Property is/are located. The parties consent that judgment on the award rendered may be entered in any state court sitting in San Mateo County, California, and that any mediation and/or arbitration shall take place in San Mateo, California.

     NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

         -------------------
         Transferor

     (j) Enforcement. If either party fails to perform any of its obligations under this Agreement or if a dispute arises between the parties concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, arbitration or court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

     (k) Time of the Essence. Time is of the essence of this Agreement.
                         -------------------------------------------------------
                                            Transferee

     (l) Severability. If any provision of this Agreement. or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     (n) Addenda, Exhibits and Schedules. All addenda, exhibits and schedules referred to herein are, unless otherwise indicated, incorporate herein by this reference as though set forth herein in full.

     (o) Construction. Headings at the beginning of each section and subsection are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. In the event the date on which Transferor or Transferee is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TRANSFEROR

Outlook Income Fund 9,
a California limited partnership

By  Glenborough Corporation,
     a California corporation,
     its General Partner

     By
       its

Date:  ________________ , 1997

TRANSFEREE

By
    its

Date:  ________________ , 1997

FIRST AMERICAN TITLE INSURANCE COMPANY

     The undersigned executes this Agreement for the purposes of acknowledging its agreement to serve as escrow agent in accordance with the terms of this Agreement and to acknowledge receipt of the Earnest Money from the Transferee.

First American Title Insurance Company

By:

Its:

                              OUTLOOK INCOME FUND 9

                      CONSENT FORM REGARDING SALE OF ASSETS
             AMENDMENT TO THE PARTNERSHIP AGREEMENT AND LIQUIDATION


        The undersigned, a holder of units ("Units") of limited partnership interest in Outlook Income Fund 9 (the "Partnership"), hereby

[ ] CONSENTS                 [ ] DOES NOT CONSENT                  [ ] ABSTAINS

(i) to the sale of the Bryant Lake Business Center property to Glenborough Properties, L.P., (ii) to the sale of the Country Suites by Carlson Hotel property to a corporation or other entity to be formed and owned by certain affiliates of the General Partners (iii) the amendment to the Partnership Agreement, and (iv) the dissolution and liquidation of the Partnership, as more fully described in the Partnership's Consent Solicitation Statement dated __________, 1997 (the "Solicitation Statement"). The Units represented by this Consent will be voted in accordance with the election specified by the holder named below. IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE PROPOSAL AS DESCRIBED IN THE SOLICITATION STATEMENT. By execution hereof, the undersigned acknowledges receipt of the Solicitation Statement.

        The Partnership reserves the right to waive any conditions to, or modify the terms of, the Solicitation (as defined in the Solicitation Statement). In order to count, this Consent Form must be received by the Partnership prior to 5:00 p.m., Pacific Time, on _________, 1997, or at such later time as may be determined by the General Partners. This fully completed and executed Consent Form should be sent by mail in the self-addressed, postage-paid envelope enclosed for that purpose, or by overnight courier, or by fax, to the Partnership, as follows:

If delivered by mail or by courier, to:        If delivered by fax, to:
Glenborough Corporation                        Glenborough Corporation
400 South El Camino Real, Suite 1100           Facsimile Number:(415) 343-8379
San Mateo, CA 94402-1708                       Telephone Number:  (800) 788-6232

        Please sign your name below exactly in the same manner as the name(s) in which ownership of the Units is registered. When Units are held by two or more joint holders, all such holders should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

        Date           , 1997
            -----------

        Signature

-------------------------------------------------------

        Name (Please Print)

-------------------------------------------------------

        Signature if held jointly

-------------------------------------------------------

Name (Please Print)
                    -----------------------------------